EXHIBIT 10.8.20

CREDIT AGREEMENT

Dated as of May 17, 2002

among

WESTAFF (USA) INC.,
WESTAFF (CA), INC.
WESTAFF LIMITED PARTNERSHIP

WESTAFF (U.K.) LIMITED, and
WESTAFF SUPPORT, INC.

as Borrowers,

WESTAFF INC.,

as a Guarantor

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as US Agent,
UK Agent and Security Trustee

and

BANK OF AMERICA, N. A.
as Documentation Agent

GECC CAPITAL MARKETS GROUP, INC.

as Lead Arranger

i

This MULTICURRENCY CREDIT AGREEMENT (this “Agreement”), dated as of May 17, 2002 among WESTAFF, INC., a Delaware corporation (“Parent”), WESTAFF (USA), INC., a California corporation (“Westaff USA”), WESTAFF LIMITED PARTNERSHIP, a Delaware limited partnership (“WestLP”), WESTAFF (CA), INC., a California corporation (“WCA” and, with Westaff (USA) and WestLP, are sometime referred to as a “US Borrower” and collectively, the “US Borrowers”)  WESTAFF (U.K.) LIMITED, a limited liability company incorporated under the laws of England and Wales (“UK Borrower”) and WESTAFF SUPPORT, INC., a California corporation (“Term Borrower”) (the US Borrower, the UK Borrower and the Term Borrower are sometimes referred as a “Borrower” and collectively, as the “Borrowers”), GENERAL ELECTRIC CAPITAL CORPORATION (in its individual capacity, “GE Capital”), as agent for the US Revolving Lenders, the Term Lenders and the UK Revolving Lenders (each as defined below), as Security Trustee for the UK Revolving Lenders and as a Lender, and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Parent and Borrowers have requested that Lenders extend revolving and term credit facilities to Borrowers of up to Fifty-nine Million Dollars ($59,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Westaff (USA) and its Subsidiaries, and UK Borrower, repaying certain intercompany loans made to UK Borrower, and providing (a) working capital financing for Borrowers and their Subsidiaries, (b) funds for other general corporate purposes of Borrowers and their Subsidiaries and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amounts upon the terms and conditions set forth herein; and

WHEREAS, US Borrowers operate as a consolidated entity, are engaged in an integrated operation that requires that financing be made available to them on a joint and several basis which would not be available to them separately, and as a result each of the US Borrowers will derive substantial benefit from the financing under this Agreement extended to all of them; and

WHEREAS, US Borrowers and Term Borrower have agreed to secure all of the obligations of the Borrowers under the Loan Documents by granting to the Applicable Agent a security interest in and lien upon substantially all existing and after-acquired personal and real property of US Borrowers and Term Borrower; and

WHEREAS, UK Borrower has agreed to secure all of the obligations of UK Borrower under the Loan Documents by granting to the UK Agent a security interest in and lien and fixed and floating charges against substantially all existing and after-acquired personal and real property of UK Borrower; and

WHEREAS, the credit facilities provided to Borrowers will benefit Parent and its Subsidiaries, and in consideration thereof, Parent and certain of its direct and indirect Domestic

Subsidiaries are willing to guarantee the obligations of Borrowers to Agents and Lenders under the Loan Documents on the terms set forth in the Guaranties and have agreed to secure all of their obligations under the Loan Documents by granting liens and security interests upon their existing and after acquired personal property; and

WHEREAS, prior to the date hereof, GE Capital Australia has entered into the Australian Loan Documents with Westaff (Australia) Pty Ltd., a Subsidiary of Term Borrower; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.          AMOUNT AND TERMS OF CREDIT

1.1           Credit Facilities.

(a)           US Revolving Credit Facility.

(i)            Subject to the terms and conditions hereof, each US Revolving Lender agrees to make available to US Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances to US Borrowers in Dollars (each, a “US Revolving Credit Advance”).  The Pro Rata Share of the US Revolving Loan of any US Revolving Lender shall not at any time exceed its separate US Revolving Loan Commitment.  The obligations of each US Revolving Lender hereunder shall be several and not joint.  Until the Commitment Termination Date, US Borrowers may borrow, repay and reborrow under this Section 1.1(a) in Dollars; provided that the amount of any US Revolving Credit Advance to be made at any time shall not exceed the Borrowing Availability at such time.  Borrowing Availability may be reduced by Reserves imposed by US Agent in its reasonable credit judgment.  Moreover, the sum of the US Revolving Loan and Swing Line Loan outstanding to US Borrowers shall not exceed at any time the US Borrowing Base.  Each US Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the US Borrowers to one of the representatives of US Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than (1) 11:00 a.m. (California time) on the Business Day of the proposed US Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (California time) on the date which is 3 Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan.  Each such notice (a “Notice of Revolving Credit

Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by US Agent.  If US Borrowers desire to have the US Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

(ii)           Except as provided in Section 1.11, US Borrowers shall execute and deliver to each US Revolving Lender a note to evidence the US Revolving Loan Commitment of that US Revolving Lender.  Each note shall be in the principal amount of the US Revolving Loan Commitment of the applicable US Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii)  (each a “US Revolving Note” and, collectively, the “US Revolving Notes”). Each US Revolving Note shall represent the obligation of the US Borrowers to pay the amount of the applicable US Revolving Lender’s US Revolving Loan Commitment or, if less, such US Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all US Revolving Credit Advances together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the aggregate US Revolving Loan and all other non-contingent Obligations of US Borrowers shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii)          Anything in this Agreement to the contrary notwithstanding, at the request of Borrower Representative, in its discretion US Agent may (but shall have absolutely no obligation to), make US Revolving Credit Advances to US Borrowers on behalf of US Revolving Lenders in amounts that cause the outstanding balance of the US Revolving Loan to exceed the US Borrowing Base (less the Swing Line Loan) (any such excess US Revolving  Credit Advances are herein referred to collectively as “Overadvances”); provided that (A) no such event or occurrence shall cause or constitute a waiver of US Agent’s, Swing Line Lender’s or US Revolving Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or US Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default based on US Borrowers’ failure to comply with Section 1.3(b)(i) for so long as US Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance.  In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met.  All Overadvances shall constitute US Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand.  Except as otherwise provided in Section 1.10(c), the authority of US Agent to make Overadvances is limited to an aggregate amount not to exceed $500,000 at any time, shall not cause the aggregate US Revolving Loan to exceed the Maximum US Amount, and may be revoked prospectively by a written notice to US Agent signed by Revolving Lenders holding more than 50% of the Revolving Loan Commitments.

(b)           Term Loan.

(i)            Subject to the terms and conditions hereof, each Term Lender agrees to make a term loan in Dollars (collectively, the “Term Loan”) on the Closing Date to

Term  Borrower in the amount of the applicable Term Lender’s Term Loan Commitment.  The obligations of each Term Lender hereunder shall be several and not joint.  Each such Term Loan shall be evidenced by a promissory note executed by Term Borrower substantially in the form of Exhibit 1.1(b) (each a “Term Note” and collectively the “Term Notes”).  Each Term Note shall represent the obligation of Term Borrower to pay the applicable Term Lender’s Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii)           Term Borrower shall repay the Term Loan in nineteen (19) consecutive quarterly installments each in the amount of $250,000 on the first Business Day of each January, April, July and October, commencing July 1, 2002.

The final installment due on April 30, 2007 shall be in the amount of $250,000 or, if different, the remaining principal balance of the Term Loan.

(iii)          Notwithstanding Section 1.1(b)(ii), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.  No payment with respect to the Term Loan may be reborrowed.

(iv)          Each payment of principal with respect to the Term Loan shall be paid to US Agent for the ratable benefit of each Term Lender making a Term Loan, ratably in proportion to each such Term Lender’s respective Term Loan Commitment.

(c)           UK Revolving Credit Facility

(i)            Subject to the terms and conditions hereof, each UK Revolving Lender agrees to make available to UK Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances to UK Borrower in Pounds Sterling (each, a “UK Revolving Credit Advance”).  The Pro Rata Share of the UK Revolving Loan of any UK Revolving Lender shall not at any time exceed its separate UK Revolving Loan Commitment.  The obligations of each UK Revolving Lender hereunder shall be several and not joint.  Until the Commitment Termination Date, UK Borrower may borrow, repay and reborrow under this Section 1.1(c) in Pounds Sterling; provided that the amount of any UK Revolving Credit Advance to be made at any time shall not exceed the Borrowing Availability at such time.  Borrowing Availability may be reduced by Reserves imposed by UK Agent in its reasonable credit judgment.  Moreover, the UK Revolving Loan outstanding in Pounds Sterling shall not exceed at any time the UK Borrowing Base.  Each UK Revolving Credit Advance shall be made on notice by UK Borrower to one of the representatives of UK Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than 9:00 a.m. (California time) three Business Days prior to the proposed UK Revolving Credit Advance.  Each such notice (a “Notice of Revolving Credit Advance”) is irrevocable and must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by UK Agent.

(ii)           Except as provided in Section 1.11, UK Borrower shall execute and deliver to each UK Revolving Lender a note to evidence the UK Revolving Loan Commitment of that UK Revolving Lender, which note shall be denominated in Pounds Sterling.  Each note shall be in the principal amount of the UK Revolving Loan Commitment of the applicable UK Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii)  (each a “UK Revolving Note” and, collectively, the “UK Revolving Notes”). Each UK Revolving Note shall represent the obligation of the UK Borrower to pay in Pounds Sterling the amount of the applicable UK Revolving Lender’s UK Revolving Loan Commitment or, if less, such UK Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all UK Revolving Credit Advances together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the aggregate UK Revolving Loan and all other non-contingent Obligations of UK Borrower shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii)          Anything in this Agreement to the contrary notwithstanding, in its discretion the UK Agent may (but shall have absolutely no obligation to), make UK Revolving Credit Advances to UK Borrower in Pounds Sterling on behalf of UK Revolving Lenders in amounts which shall not exceed the Borrowing Availability at such time, nor cause the UK Revolving Loan to exceed the UK Borrowing Base.  The provisions of this Section 1(c)(iii) shall not relieve the UK Revolving Lenders of their obligations to make UK Revolving Credit Advances under Section 1.1(c)(i).  Unless the UK Agent has received at least one Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a UK Revolving Credit Advance, the UK Agent shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that UK Revolving Credit Advance, and to have each UK Revolving Lender purchase participating interests in accordance with this Section.  Each UK Revolving Lender shall, on the date such UK Revolving Credit Advance was to have been made purchase from the UK Agent an undivided participation interest in the UK Revolving Credit Advance in an amount equal to its Pro Rata Share of such Revolving Credit Advance.  Upon request, each UK Revolving Lender shall promptly transfer to the UK Agent, in immediately available funds in Pounds Sterling (or its US Dollar Equivalent), the amount of its participation interest.  Each UK Revolving Lender’s obligation to purchase participation interests in accordance with this  Section 1.1(c)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such UK Revolving Lender may have against the UK Agent, UK Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of UK Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any UK Revolving Lender does not make available to UK Agent, as applicable, the amount required pursuant to this Section 1.1(c)(iii), UK Agent shall be entitled to recover such amount on demand from such UK Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the UK Index Rate thereafter.

(iv)          Anything in this Agreement to the contrary notwithstanding, at the request of UK Borrower, in its discretion UK Agent may (but shall have absolutely no obligation to), make UK Revolving Credit Advances to UK Borrower in Pounds Sterling on behalf of UK Revolving Lenders in amounts that cause the outstanding balance of the UK Revolving Loan to exceed the UK Borrowing Base (any such excess UK Revolving  Credit Advances are herein referred to collectively as “Overadvances”); provided that (A) no such event or occurrence shall cause or constitute a waiver of UK Agent’s or UK Revolving Lenders’ right to refuse to make any further Overadvances or UK Revolving Credit Advances, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default based on UK Borrower’s failure to comply with Section 1.3(b)(i) for so long as UK Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance.  In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met.  All Overadvances shall constitute UK Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand.  Except as otherwise provided in Section 1.10(c), the authority of UK Agent to make Overadvances is limited to an aggregate amount not to exceed £40,000 at any time, shall not cause the aggregate UK Revolving Loan to exceed the Maximum UK Amount, and may be revoked prospectively by a written notice to UK Agent signed by Revolving Lenders holding more than 50% of the Revolving Loan Commitments.

(d)           Swing Line Facility to US Borrowers.

(i)            US Agent shall notify the Swing Line Lender upon US Agent’s receipt of any Notice of Revolving Credit Advance from Borrower Representative.  Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances in Dollars (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(d) shall not relieve US Revolving Lenders of their obligations to make US Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any US Revolving Credit Advance that otherwise may be made by US Revolving Credit Lenders pursuant to such notice.  The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of the Maximum US Amount and (except for Overadvances) the US Borrowing Base, in each case, less the outstanding balance of the US Revolving Loan at such time (“Swing Line Availability”).  Moreover, except for Overadvances, the Swing Line Loan outstanding to US Borrowers shall not exceed at any time the US Borrowing Base less the US Revolving Loan outstanding.  Until the Commitment Termination Date, US Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(d).  Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered to US Agent by Borrower Representative on behalf of US Borrowers in accordance with Section 1.1(a).  Any such notice must be given no later than 11:00 a.m. (California time) on the Business Day of the proposed Swing Line Advance.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite

Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have each US Revolving Lender make US Revolving Credit Advances in accordance with Section 1.1(d)(iii) or purchase participating interests in accordance with Section 1.1(d)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  US Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by US Agent.

(ii)           US Borrowers shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment.  Each note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(d)(ii)  (each a “Swing Line Note” and, collectively, the “Swing Line Notes”). Each Swing Line Note shall represent the obligation of US Borrowers to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to US Borrowers together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii)          The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, may on behalf of US Borrowers (and each US Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each US Revolving Lender (including the Swing Line Lender) to make a  US Revolving Credit Advance to US  Borrowers (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(d)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a US Revolving Credit Advance are then satisfied, each US Revolving Lender shall disburse directly to US Agent its Pro Rata Share of a US Revolving Credit Advance on behalf of the Swing Line Lender prior to noon (California time) in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those US Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)          If, prior to refunding a Swing Line Loan with a US Revolving Credit Advance pursuant to Section 1.1(d)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(d)(v) below, each US Revolving Lender shall, on the date such US Revolving Credit Advance was to have been made purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan.  Upon request, each US Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each US Revolving Lender’s obligation to make US Revolving Credit Advances in accordance with Section 1.1(d)(iii) and to purchase participation interests in accordance with Section 1.1(d)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such US Revolving Lender may have against the Swing Line Lender, any US Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of US Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any US Revolving Lender does not make available to US Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(d)(iii) or 1.1(d)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such US Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the US Index Rate thereafter.

(e)           Reliance on Notices; Appointment of Borrower Representative.  Each Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by such Agent to be genuine.  Each Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for such Agent has actual knowledge to the contrary.  At the request of, and as an accommodation to US Borrowers, US Revolving Lenders have agreed to make the US Revolving Loan to the US Borrowers on a joint and several basis to provide the necessary funding for the consolidated operations of the US Borrowers.  In order to facilitate such arrangement, each US Borrower and Term Borrower hereby designates Westaff (USA), Inc. as its representative and agent on its behalf (in such capacity, “Borrower Representative”) for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the US Borrowers or the Term Borrower under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Each US Borrower further authorizes and directs the US Revolving Lenders to credit the proceeds of any Loans to an account in the name of the Borrower Representative, and agree that no Lender or Agent shall have any responsibility to inquire into the allocation, apportionment or the use of the proceeds of the Loans by or among the US Borrowers.  Each Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from any US Borrower, all US Borrowers or Term Borrower or all of them as the case may be, and may give any notice or communication required or permitted to be given to US Borrowers and Term Borrower hereunder to Borrower Representative on behalf of such Borrower or Borrowers.  Each US Borrower and Term Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

1.2           Letters of Credit.  Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the US Borrowers, shall have the right to request, and US Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of US Borrowers.

1.3           Prepayments.

(a)           Voluntary Prepayments.  Term Borrower may at any time on at least 5 days’ prior written notice by Borrower Representative to the US Agent voluntarily prepay all or part of the Term Loans without premium or penalty; provided that any such prepayments shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount.  In addition, Borrowers may at any time on at least 10 days’ prior written notice by Borrower Representative or UK Borrower to the Agents terminate the applicable Revolving Loan Commitment of all Lenders; provided that upon such termination of such Revolving Loan Commitment, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B.  Any such voluntary prepayment and termination of the Revolving Loan Commitment must be accompanied by the payment of the Fee required by Section 1.8(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.12(b).  Upon any such prepayment and termination of the Revolving Loan Commitment, each Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be terminated.  Any partial prepayments of the Term Loans shall be applied to prepay the scheduled installments of the Term Loans in inverse order of maturity.

(b)           Mandatory Prepayments.

(i)            If at any time (A) the aggregate outstanding balances of the US Revolving Loan and the Swing Line Loan exceed the lesser of (x) the Maximum US Amount and (y) the US Borrowing Base, or (B) the outstanding balance of the UK Revolving Loan exceeds the lesser of (x) the Maximum UK Amount and (y) the UK Borrowing Base, the Applicable Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances outstanding to such Applicable Borrower to the extent required to eliminate such excess.  If any such excess remains after repayment in full of the aggregate outstanding  US Revolving Credit Advances, US Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.  Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) or (c)(iv) shall be repaid only on demand.

(ii)           Immediately upon receipt by any Credit Party of proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Sections 6.8(a), 6.8(c),

6.8(d), 6.8(e), and 6.8(f), but including any sale of Stock of any Subsidiary of any Credit Party), Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the applicable Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (the “Net Proceeds”).  Any such prepayment shall be applied in accordance with Section 1.3(c).  Notwithstanding the foregoing, (i) in the event of any such asset disposition by UK Borrower, only the UK Revolving Loans shall be prepaid with the Net Proceeds of such disposition; and (ii) after the repayment of the Term Loan in full, the Net Proceeds of the sale by Term Borrower of the Mortgaged Properties, may be used to prepay or repay up to one million dollars ($1,000,000) of Subordinated Debt, provided that no Default or Event of Default has occurred and is continuing or would result from such payment.  Parent shall contribute any such proceeds received by it to the Borrowers, and shall cause any other Guarantor to distribute or contribute such proceeds to the Applicable Borrower, to the extent required to enable such Applicable Borrower to make the prepayment required hereunder.

(iii)          If any Credit Party issues Stock (other than directors qualifying shares and other than the issuance of Stock of Parent upon exercise of warrants, options and purchasing rights pursuant to incentive, stock option and employee purchasing plans) or incurs Indebtedness (other than as expressly permitted by Section 6.3 but including any Subordinated Debt issued after the Closing Date), no later than the Business Day following the date of receipt of the proceeds thereof, Parent shall contribute the proceeds to Borrowers and all Borrowers (in the case of an issuance by Parent or any other Guarantor) or the issuing Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs, fees and expenses paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.3(c).  Notwithstanding the foregoing, in the event of any such issuance by UK Borrower, only the UK Revolving Loans shall be prepaid with the net proceeds of such issuance.

(iv)          If at any time, the outstanding principal balance of the Term Loan exceeds 65% of the appraised value of the Mortgaged Properties as set forth in the most recent appraisal delivered to and approved by US Agent (the “Initial Loan-to-Appraised Value Ratio”), Term Borrower shall immediately repay the Term Loan in such amounts necessary to reduce the then current Term Loan-to-appraised value ratio of the Mortgaged Properties to the Initial Loan-to-Appraised Value ratio.  Notwithstanding the foregoing, no more than one such appraisal may be ordered at Borrowers’ expense in any 12-month period, provided, however, that after the occurrence and during the continuance of an Event of Default, the US Agent may, in its discretion, conduct any reasonable number of appraisals at Borrowers’ expense.

(c)           Application of Certain Mandatory Prepayments.

(i)            Any prepayments made by any US Borrower or Term Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of the US Agent then due and payable pursuant to any of the Loan Documents; second, for any prepayment by Term Borrower, to interest then due and payable on the Term Loan; third, for any prepayment by Term Borrower, to prepay the scheduled principal installments of the Term Loan in inverse order of maturity, until prepaid in full; fourth, to interest then due and payable on the Swing Line Loan; fifth, to the principal balance of the Swing Line Loan until the same has been repaid in full; sixth, to interest then due and payable on US Revolving Credit Advances; seventh, to the principal balance of US Revolving Credit Advances and any Letter of Credit Obligations then due and payable; until the same has been paid in full; eighth, for any prepayment by any US Borrower, to interest then due and payable on the Term Loan; ninth, for any payment by any US Borrower to prepay the scheduled principal installments of the Term Loan in inverse order of maturity, until paid in full; tenth, to any obligations with respect to Bank Products then due and payable; eleventh to interest then due and payable on the UK Revolving Credit Advances; and last to the principal balance of the UK Revolving Credit Advances until the same has been paid in full.  As long as no Default or Event of Default has occurred and is continuing, any Net Proceeds remaining after such payments shall be remitted to US Borrowers.  Neither the US Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

(ii)           Any prepayments made by the UK Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of the UK Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on UK Revolving Credit Advances; last, to the principal balance of UK Revolving Credit Advances until the same has been paid in full.  As long as no Default or Event of Default has occurred and is continuing, any Net Proceeds remaining after such payments shall be remitted to UK Borrower. The UK Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

(d)           Application of Prepayments from Insurance and Condemnation Proceeds.  Prepayments from insurance or condemnation proceeds required to be applied to prepay the Loans in accordance with Section 5.4(c) and the Mortgage(s), respectively, shall be applied as follows:  (i) insurance proceeds from casualties or losses to cash or Inventory shall be applied, (x) if such prepayment relates to cash or Inventory of any US Borrower, to the Swing Line Loans and, second, to the Revolving Credit Advances of US Borrowers; and third, to the Revolving Credit Advances of UK Borrower; and (y) if such prepayment relates to cash or Inventory of UK Borrower, to the Revolving Credit Advances of UK Borrower, and (ii) insurance or condemnation proceeds from casualties or losses to Equipment, Fixtures and Real Estate of Term Borrower shall be applied to scheduled installments of the Term Loan in inverse order of maturity, and then shall be applied to the Swing Line Loan and then to the Revolving Credit Advances of US Borrowers.  All other insurance and condemnation proceeds required to be applied to prepay the Loans in accordance with Section 5.4(c) shall be applied to the Revolving Credit Loan; provided that any such proceeds of UK Borrower shall only be applied to the UK

Revolving Loan.  Neither the Revolving Loan Commitment nor the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments.  If insurance or condemnation proceeds received by UK Borrower required to be applied to prepay the Loans in accordance with Section 5.4(c) exceed the outstanding principal balance of the UK Revolving Credit Loan, the excess thereof shall be returned to UK Borrower.  If insurance or condemnation proceeds of US Borrower or Term Borrower required to be applied to prepay the Loans in accordance with Section 5.4(c) exceed the outstanding principal balances of the US Revolving Credit Advances and Swing Line Loan and, in the case of the Term Borrower, the Term Loan, the excess thereof shall be returned to US Borrowers or the Term Borrower, as applicable.  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application of those proceeds shall be determined by the Applicable Agent, subject to the approval of Requisite Lenders.

(e)           No Implied Consent.  Nothing in this Section 1.3 shall be construed to constitute any Agent’s or any Lender’s consent to any transaction that is not  permitted by other provisions of this Agreement or the other Loan Documents.

1.4           Use of Proceeds.  Borrowers shall utilize the proceeds of the Term Loan, the Revolving Loans and the Swing Line Advances solely for the Refinancing (and to pay any related transaction expenses), to repay intercompany Indebtedness to any Borrower, and for the financing of Borrowers’ ordinary working capital and general corporate needs.  Disclosure Schedule (1.4) contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5           Interest and Applicable Margins.

(a)           The Applicable Borrowers shall pay interest to the Applicable Agent, for the ratable benefit  of the Applicable Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances, the US Index Rate or the UK Index Rate, as the case may be, plus the Applicable Revolver Index Margin per annum; or in the case of the US Revolving Credit Advances only, at the election of Borrower Representative, the LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding to such Borrower from time to time; (ii) with respect to the Term Loan, the US Index Rate plus the Applicable Term Loan Index Margin per annum; and (iii) with respect to the Swing Line Loan, the US Index Rate plus the Applicable Revolver Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.75%

Applicable Revolver LIBOR Margin	3.00%

Applicable Term Loan Index Margin	6.00%

Applicable L/C Margin	2.00%

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by Borrowers’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Borrowers’ quarterly Financial Statements to Lenders for the Fiscal Quarter ending in April, 2003.  Adjustments in Applicable Margins shall be determined by reference to the following grids:

If Fixed Charge Coverage Ratio is:	Level of Applicable Margins:
>1.50:1.0	Level I
≥1.50: 1.0, but ≥ 1.25: 1.0	Level II
<1.25:1.0	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	0.25%	0.75%	1.25%
Applicable Revolver LIBOR Margin	2.50%	3.00%	3.50%
Applicable Term Loan Index Margin	5.50%	6.00%	6.50%
Applicable L/C Margin	1.50%	2.00%	2.50%

All adjustments in the Applicable Margins after April, 2003 shall be implemented quarterly on a prospective basis based on the Fixed Charge Coverage Ratio for Parent and its Subsidiaries on a consolidated basis for the 13 Fiscal Periods then ended, for each calendar month commencing at least 5 days after the date of delivery to Lenders of the quarterly unaudited Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of those Financial Statements, Borrower Representative shall deliver to Agents and Lenders a certificate, signed by a Financial Officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Borrowers hereby agree, that if at any time after receipt by the Applicable Agent of any audited Financial Statements required to be delivered hereunder, the Applicable Agent determines in its sole discretion that an unjustified reduction in the Applicable Margin has been granted to Borrowers, Borrowers shall pay upon demand therefore an amount equal to the difference between (i) the interest amount that should have been paid by Borrowers for such period but for such unjustified reduction in the Applicable

Margin and (ii) the interest amount actually paid by Borrowers for such period.  Failure to timely deliver any Financial Statements required in this Section 1.5(a) shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

(b)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of Fees calculated on a per annum basis and interest shall be made by the Applicable Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  Each of the US Index Rate and UK Index Rate is a floating rate determined for each day.  Each determination by the Applicable Agent of an interest rate and Fees hereunder shall be presumptively true, absent manifest error.

(d)           So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of the Applicable Agent (or upon the written request of Requisite Lenders) confirmed by written notice from the Applicable Agent to Borrower Representative or UK Borrower, as applicable, the interest rates applicable to the Loans and the Letter of Credit Fees (but not the Unused Line Fee) shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Letter of Credit Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)           Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (i) request that any US Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding US Revolving Loans (other than the Swing Line Loan)  from US Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to a US Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.12(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any US Revolving Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,500,000 and integral multiples of $1,000,000 in excess of such amount.  Any such election must be made by 11:00 a.m. (California time) on the 3rd Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any US Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election.  If no election is received with respect to a LIBOR Loan by 11:00 a.m. (California time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to a US Index Rate Loan at the end of its LIBOR Period.  Borrower Representative must make such election by notice to US Agent in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f)            Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable by a Borrower hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder by such Borrower shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Applicable Agent, on behalf of the Applicable Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest  hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, the Applicable Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.10 and thereafter shall refund any excess to the Applicable Borrower or as a court of competent jurisdiction may otherwise order.

1.6           Eligible Accounts.  All of the Accounts owned by US Borrowers and UK Borrower, and reflected in the most recent Borrowing Base Certificate delivered by Applicable Borrower to the Applicable Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  The Applicable Agent shall have the right to establish or modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment.  In addition, each Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, subject to the approval of Requisite Revolving Lenders in the case of adjustments or the elimination of Reserves which have the effect of making more credit available.  Eligible Accounts shall not include any Account of any Borrower:

(a)           that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

(b)           (i) upon which such Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (iv)if the Account represents a billing for services not yet performed by the Applicable Borrower and accepted by the Account Debtor;

(c)           in the event that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(d)           that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)           other than Revenue Week Accounts, with respect to which an invoice, reasonably acceptable to the Applicable Agent in form and substance, has not been sent to the applicable Account Debtor;

(f)            that (i) is not owned by such Credit Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of the Applicable Agent, on behalf of itself and the Lenders;

(g)           that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

(h)           that is the obligation of an Account Debtor that is a Governmental Authority, including, without limitation, the government of the United States, Canada or the United Kingdom, or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless such Credit Party has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable foreign, state, county or municipal law restricting assignment thereof in a manner satisfactory to the Applicable Agent;

(i)            that is the obligation of an Account Debtor located in a foreign country other than (solely in the case of Accounts of a US Borrower), Canada (excluding the province of Newfoundland, the Northwest Territories and the Territory of Nunavit), or, (solely in the case of Accounts of the UK Borrower), the United Kingdom, unless in each case payment thereof is assured by a letter of credit assigned and delivered to the Applicable Agent, reasonably satisfactory to such Agent as to form, amount and issuer;

(j)            to the extent such Credit Party or any Affiliate thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party or any Affiliate thereof but only to the extent of the potential offset;

(k)           that arises with respect to goods that are delivered or services that are performed on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)            that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)            the Account is not paid within 90 days following its original invoice date;

(ii)           the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)          a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m)          that is the obligation of an Account Debtor if 50% or more of the amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

(n)           as to which the Applicable Agent’s Lien thereon, on behalf of itself and the applicable Lenders, is not a first priority perfected Lien (other than Prior Claims for which Reserves have been established);

(o)           as to which any of the representations or warranties in the Loan Documents are untrue;

(p)           to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(q)           to the extent such Account exceeds any credit limit established by the Applicable Agent, in its reasonable credit judgment, following prior notice of such limit by such Agent to Borrower Representative or UK Borrower, as the case may be;

(r)            to the extent that such Account (other than Accounts of Franchise Business Activity), together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceeds 10% of all Eligible Accounts of the US Borrowers or the UK Borrower, as applicable, and with respect to Accounts of Franchise Business Activity, such Account, together with all other Accounts owing by Franchise Business Activity, as of any date of determination exceed 18% of all Eligible Accounts of the Applicable Borrower;

(s)           if such Account is a Revenue Week Account, to the extent that such Account, together with all other Revenue Week Accounts, exceeds 25% of the trade accounts receivable balance (as reported on the trade accounts receivable aging sub-ledger) as of the date of such reporting;

(t)            that is payable in any currency other than Dollars or solely with respect to Accounts of UK Borrower, Pounds Sterling;

(u)           that is an Account constituting a healthcare insurance receivable or a Medicare or Medicaid payment;

(v)           that is an Account of a licensee of the Applicable Borrower; or

(w)          that is otherwise unacceptable to the Applicable Agent in its reasonable credit judgment.

1.7           Cash Management Systems.  On or prior to the  Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.8           Fees.

(a)           Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter of even date herewith among Borrowers and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein, and GE Capital shall pay to Bank of America the fees required by its commitment letter.

(b)           As additional compensation for the Revolving Lenders, the Applicable Borrower shall pay to the Applicable Agent, for the ratable benefit of the Applicable Revolving Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee (the “Unused Line Fee”) for Borrowers’ non–use of available funds in an amount equal to one half of one percent (0.50%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum US Amount or Maximum UK Amount, as the case may be (as it may be reduced from time to time), and (y) the average for the period of the daily closing balances of the aggregate US Revolving Credit Advances or UK Revolving Credit Advances, as the case may be, and in the case of the US Borrowers, the Swing Line Loan and Letter of Credit Obligations outstanding during the period for which such Fee is due.

(c)           If (i) the Credit Parties pay after acceleration of the US Revolving Loan or the UK Revolving Loan, as applicable, due to a voluntary default by any Borrower; (ii) US Borrowers or UK Borrower voluntarily terminates the Revolving Loan Commitment; or (iii) any Revolving Loan Commitment is terminated due to the voluntary default by any Borrower, the Applicable Borrower shall pay to the Applicable Agent, for the benefit of Applicable Revolving Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the US Revolving Loan Commitment or the UK Revolving Loan Commitment, as applicable.  As used herein, the term “Applicable Percentage” shall mean (x)  three percent (3.0%), in  the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) two percent (2.0%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) one percent (1.0%), in the case of a prepayment  after the second anniversary of the Closing Date but on or prior to the third anniversary thereof.  The Credit Parties agrees that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments.

(d)           US Borrowers shall pay to US Agent, for the ratable benefit of US Revolving Lenders, the Letter of Credit Fee on the face amount of Letters of Credit, as provided in Annex B.

1.9           Receipt of Payments.  All payments under this Agreement by (a) the US Borrowers shall be made not later than 1:00 p.m. (California time) on the day when due in immediately available funds in Dollars to the applicable Collection Account, and (b) the UK Borrower shall be made not later than 1:00 p.m. (London time) on the day when due in immediately available funds in Pounds Sterling to the applicable Collection Account.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are in the account specified in the foregoing sentence by the time specified therein.  Payments received after such time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.10         Application and Allocation of Payments.

(a)           So long as no Event of Default has occurred and is continuing, (i) payments received from or with respect to Obligations of a Borrower consisting of proceeds of Accounts of such Borrower (or in the case of a US Borrower, its Domestic Subsidiaries) received in the ordinary course of business shall be applied, first, to the Swing Line Loan (in the case of the US Borrower) and, second, to the Applicable  Borrower’s Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as determined by Borrower Representative or UK Borrower, as applicable, subject to the provisions of Section 1.3(a); (iv) mandatory prepayments pursuant to Section 1.3(b)(i) shall be applied as set forth in Section 1.3(b)(i) and (ii) and mandatory prepayments pursuant to Section 1.3(b)(ii) and (iii) shall be applied as set forth in Section 1.3(c); (v) prepayments from insurance or condemnation proceeds shall be applied as set forth in Section 1.3(d); and (vi) any other payments by the Applicable Borrower shall be applied to the Revolving Loan, and after the Revolving Loan has been paid in full, to Obligations with respect to Bank Products then due and payable.  All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.

(b)           As to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all such payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that the Applicable Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of the Applicable Borrowers as such Agent may deem advisable notwithstanding any previous entry by the Applicable Agent in the Loan Account or any other books and records.  In the absence of a specific determination by Applicable Agent with respect thereto, payments shall be applied to amounts then due and payable in the order set forth in Section 1.3(c) and then to all other Obligations of the Applicable Borrower, including expenses of Lenders to the extent reimbursable under Section 11.3.

(c)           The Applicable Agent is authorized to, and at its sole election may, charge to the applicable Revolving Loan balance on behalf of the Applicable Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by such Borrower under this Agreement or any of the other Loan Documents if and to the extent such Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time or would cause the balance of the US Revolving Loan and the Swing Line Loan to US Borrowers to exceed the US Borrowing Base or cause the balance of the UK Revolving Loan to exceed the UK Borrowing Base, after giving effect to such charges.  At the Applicable Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.11         Loan Account and Accounting.  Each Agent shall maintain a loan account (a “Loan Account”) on its books to record:  all Advances and the Term Loan to the Applicable Borrower, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in each Loan Account shall be made in accordance with the Applicable Agent’s customary accounting practices as in effect from time to time, and in the Applicable Currency. The balance in the Loan Account, as recorded on the Applicable Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Applicable Agent and the Applicable Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.  The Applicable Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month.  Unless Borrower Representative notifies the Applicable Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall be deemed presumptively true, absent manifest error, in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.12         Indemnity.

(a)           Each Credit Party (other than UK Borrower) that is a signatory hereto shall jointly and severally, and UK Borrower shall severally, indemnify and hold harmless each of Agents, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”) save that in respect of UK Borrower, UK Borrower shall indemnify and hold harmless each Indemnified Person for Indemnified Liabilities arising in respect of the UK Revolving Loan Commitments and the UK Revolving Loans, provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that  Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)           To induce US Revolving Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any US Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any US Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any US Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then US  Borrowers shall indemnify and hold harmless each US Revolving Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative, with its written calculation of all amounts payable pursuant to this Section 1.12(b), and such calculation shall be binding on the parties hereto unless Borrower Representative, shall object in writing within 10 Business Days of receipt thereof, specifying the basis for such objection in detail.

1.13         Access.  Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon three (3) Business Days’ prior notice as frequently as the Applicable Agent determines to be appropriate, or at any time without notice upon the occurrence and during the continuance of an Event of Default: (a) provide the Applicable Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit the Applicable Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit the Applicable Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party.  If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by the Applicable Agent, each such Credit Party shall provide such access to the Applicable Agent and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide each Agent and each Lender with addresses and telephone numbers to their suppliers and customers.  Each Credit Party shall make available to the Applicable Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that the Applicable Agent may reasonably request.  Each Credit Party shall deliver any document or instrument necessary for the Applicable Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.  The Applicable Agent will give the Applicable Borrower at least 30 days’ prior written notice of regularly scheduled audits, provided, however that no such notice shall be required during the continuance of an Event of Default.  Applicable Agent shall conduct two audits per calendar year, each of which shall be at Borrowers’ expense, provided, however, that after the occurrence and during the continuance of an Event of Default, Applicable Agent may conduct at Borrowers’ expense any number of audits in its discretion.  Representatives of other Lenders may accompany the Applicable Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

1.14         Taxes.

(a)           To the extent permitted by law, any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.14, free and clear of and without deduction for any and all present or future Taxes.  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes or if any Agent is required to deduct any Taxes from or in respect of any sum payable to any Lender holding a participating interest in the UK Revolving Loan or the Swing Line Loan, (i) the sum payable by the Applicable Borrower shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.14) the Applicable Agent or Applicable Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within 30 days after the date of any payment of Taxes, Borrower Representative shall furnish to the Applicable Agent the original or a certified copy of a receipt evidencing payment thereof.  If any Agent or any Lender receives any payment from a Governmental Authority expressly identified as a refund of any Taxes paid by the Applicable Borrower pursuant to this Section 1.14, the Applicable Agent or the Applicable Lender receiving such refund payment shall, in its discretion, either remit such refunded payment to the Applicable Borrower or otherwise credit the amount of the payment to the Obligations of the Applicable Borrower; provided, however, that (1) the Agents and Lenders are obligated to remit or credit such refunded payments only to the extent that such payments are readily identifiable; (2) except as provided in Section 1.14(f), the Agents and Lenders have no obligation to affirmatively seek or request any such refund; and (3) the Agents and Lenders have no obligation to modify their tax planning or account to any Borrower on matters relating to the tax planning of the Agents or Lenders.

(b)           Each Borrower shall (jointly and severally as to the US Borrowers and the Term Borrower and individually as to UK Borrower) indemnify and, within 10 Business Days of demand therefor, pay each Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.14) paid by such Agent or such Lender with respect to this Agreement or the payments made by any Borrower, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)           Each US Revolving Lender or Term Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and US Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”).  Any foreign Person that seeks to become a US Revolving Lender or Term Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and US Agent prior to becoming a Lender hereunder.  No foreign Person may become a US Revolving Lender or Term Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

(d)           The UK Borrower shall not be required to make an increased payment to a Lender or the UK Agent under this Section 1.14 in respect of any deduction or withholding, if on the date on which the payment falls due the relevant Lender is not a Qualifying Lender in relation to the payment other than as a result of any change after the date it became a Lender under this Agreement in or in the interpretation, administration, or application of any law or Treaty, or any published practice or concession of any relevant taxing authority.

(e)           For the purposes of Section 1.14(d), the following definitions apply:-

“Qualifying Lender” means a Lender which is (on the date a payment falls due) beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is:

(i)            a Lender;

(A)          which is a bank (as defined for the purpose of section 349 of the United Kingdom Income and Corporation Taxes Act 1988 (the “Taxes Act”) ) making an advance under a Loan Document; or

(B)           in respect of an advance made under this Agreement by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)           a Lender which is:

(A)          a company resident in the United Kingdom for United Kingdom tax purposes;

(B)           a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which bring into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act);

and has given a Tax Confirmation to the UK Borrower (a “UK Non-Bank Lender”); or

(iii)          a Treaty Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance hereunder is either:

(i)            a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.

“Treaty Lender” means a Lender which:

(i)            is treated as a resident for the purposes of the Treaty of the territory other than the United Kingdom which is the party to the Treaty, beneficially owns the payment in question and is not exempt from taxation on such interest;

(ii)           does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

“Treaty” means a double taxation convention in effect at the time of the payment between the United Kingdom and the jurisdiction in which the Treaty Lender is resident where under that Treaty payment by the UK Borrower can be made without any withholding provided that the other requirements of the Treaty are satisfied.

(f)            A Treaty Lender and each Credit Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without a withholding or where any payment has been made with a deduction to obtain a repayment from the relevant taxing authority of any tax previously withheld and paid to that relevant tax authority; provided that in each case any Treaty Lender and any Credit Party will be deemed to fulfil its obligations to so co-operate unless its actions in that respect amount to gross negligence or wilful misconduct.

(g)           A UK Non-Bank Lender who is not a Treaty Lender which becomes a Lender on the day on which this Agreement is entered into gives a Tax Confirmation to the UK Borrower by entering into this Agreement.

1.15         Capital Adequacy; Increased Costs; Illegality.

(a)           If any Lender shall have determined that any law, treaty, governmental (or quasi–governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within 10 Business Days of demand by such Lender (with a copy of such demand to US Agent) pay to US Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to US Agent shall be presumptively true, absent manifest error.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then the Applicable Borrower shall from time to time, within 10 Business Days of demand by such Lender (with a copy of such demand to the Applicable Agent), pay to the Applicable Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost and including the basis for the calculation thereof, submitted to Borrower Representative and to the Applicable Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.15(b).

(c)           Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through US Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) US Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within 5 Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)           Within 15 Business Days after receipt by Borrower Representative or UK Borrower, as applicable, of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.14(a), 1.14(b), 1.15(a) or 1.15(b), Borrower Representative or UK Borrower, as applicable, may, at its option, notify the Applicable Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower

Representative or UK Borrower, as applicable, with the consent of the Applicable Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to the Applicable Agent.  If Borrowers obtain a Replacement Lender within 90 days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that the Applicable Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender.  Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within 90 days thereafter, Borrowers’ rights under this Section 1.15(d) shall terminate and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.14(a), 1.14(b), 1.15(a) and 1.15(b).

(e)           Each Lender agrees that, upon the occurrence of any event giving rise to the payment of additional amounts or increased costs under Section 1.14(a), 1.14(b), 1.15(a) or 1.15(b) with respect to such Lender, it will, if requested by the Applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another existing lending office of such Lender for any Loans affected by such event with the object of reducing the payments required hereunder; but only if such designation is made on terms that, in the judgment of such Lender, cause such Lender and its lending office(s) to suffer legal or regulatory disadvantage and no material economic disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Agent or any Lender pursuant to Section 1.14(a), 1.14(b), 1.15(a) or 1.15(b).

1.16         Single Loan.  All Loans to each Borrower and all of the other Obligations of such Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral of such Borrower.

2.          CONDITIONS PRECEDENT

2.1           Conditions to the Initial Loans.  No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agents, or waived in writing by Agents:

(a)           Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, Parent, Agents and

Lenders; and Agents shall have received such documents, instruments, agreements and legal opinions as Agents shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agents.

(b)           Subordinated Debt.  Westaff (USA) shall have received cash proceeds of at least $3,000,000 from the issuance of the Subordinated Notes, or capital contributions, or a combination thereof, and all on terms and conditions acceptable to Agents and Required Lenders.

(c)           Australian Loan Documents.  Westaff Australia and GE Australia shall have entered into the Australian Loan Documents on terms and conditions satisfactory to Agents, and all conditions to the effectiveness thereof shall have been satisfied.

(d)           Repayment of  Prior Lender Obligations, Senior Notes and Intercompany Debt; Satisfaction of Outstanding L/Cs.  (i)  Agents shall have received a fully executed original of pay-off letters reasonably satisfactory to Agents confirming that all of the Prior Lender Obligations, the Senior Notes will be repaid in full from the proceeds of the Subordinated Debt, the Term Loan and the initial US Revolving Credit Advance and all Liens upon any of the property of Parent or any Subsidiaries in favor of Prior Lenders and Senior Noteholders shall be terminated by Prior Lenders or Senior Noteholders immediately upon such payment, and containing a release of all liabilities of the Credit Parties under the Prior Lender Obligations (other than contingent indemnity obligations which survive repayment in full of the Prior Lender Obligations and termination of any agreement related thereto in accordance with the terms of the agreements governing such Prior Lender Obligations); (ii) all letters of credit issued or guaranteed by any Prior Lender shall have been terminated, cash collateralized or supported by a Letter of Credit issued pursuant to Annex B, or assumed, as Obligations hereunder, as mutually agreed upon by US Agent, Borrowers and such Prior Lender; and (iii) UK Borrower and Westaff Australia shall have repaid in full or in part the intercompany loans made by Westaff (USA), in amounts approved by Agents and US Revolving Lenders.

(e)           Approvals.  Agents shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agents affirming that no such consents or approvals are required.

(f)            Opening Availability.  (i) The Eligible Accounts supporting the initial Revolving Credit Advances and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agents, to provide Borrowers with aggregate Borrowing Availability, which after giving effect to the initial Revolving Credit Advance made to each Borrower, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least the US Dollar Equivalent of $5,500,000, and (ii) the Agents shall have received a Borrowing Base Certificate for each US Borrower and UK Borrower setting forth its separate Borrowing Base.

(g)           Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.8 (including, without limitation, the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agents for all fees, costs and expenses of closing presented as of the Closing Date.

(h)           Capital Structure: Other Indebtedness.  The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agents in their sole discretion.

(i)            Due Diligence.  Agents shall have completed their business and legal due diligence, including a roll forward of the previous Collateral audit, with results reasonably satisfactory to Agents.

(j)            No Changes.  As of the Closing Date, there will have been (i) since November 3, 2001 (except as disclosed by any Borrower in its subsequent unaudited financial statements, reports and projections and delivered to Agents and Lenders prior to the date hereof), no material adverse change, individually or in the aggregate, in the business, financial or other condition of any Borrower or Westaff Australia or the Borrowers and Westaff Australia taken as a whole, the industry in which any Borrower or Westaff Australia operates, or the collateral which will be subject to the security interest granted to the Agents or GE Australia or in the prospects or projections of any Borrower or Westaff Australia or the Borrowers and Westaff Australia taken as a whole, (ii) no litigation commenced which, if successful, would have a material adverse impact on any Borrower or Westaff Australia or the Borrowers and Westaff Australia taken as a whole, its or their business, or its or their ability to repay the Financing, or that  would challenge the transactions under consideration, (iii) since November 3, 2001, no material increase in the liabilities, liquidated or contingent, of any Borrower or Westaff Australia or the Borrowers and Westaff Australia taken as a whole, or a material decrease in the assets of any Borrower or Westaff Australia or the Borrowers and Westaff Australia taken as a whole; and (iv) since April 12, 2002, no change in loan syndication, financial or capital market conditions generally that, in GE Capital’s judgment would materially impair syndication of the Loans.

2.2           Further Conditions to Each Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)           any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and the Applicable Agent or Requisite Revolving Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b)           any event or circumstance having a Material Adverse Effect has occurred since the Closing Date as determined by the Requisite Revolving Lenders and the Applicable Agent or Requisite Revolving Lenders have determined not to make such Advance, convert or continue any Loan as a LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such event or circumstance has occurred;

(c)           any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and the Applicable Agent or Requisite Revolving Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(d)           after giving effect to any Advance made to the Applicable Borrower (or the incurrence of any Letter of Credit Obligations), (i) in the case of an Advance to US Borrowers, the outstanding principal amount of the US Revolving Loan and the outstanding principal amount of the Swing Line Loan would exceed the lesser of the US Borrowing Base and the US  Maximum Amount, less the then outstanding principal amount of the Swing Line Loan, or (ii) in the case of an Advance to UK Borrower, the outstanding principal amount of the UK Revolving Loan would exceed such UK Borrowing Base.

The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2  have been satisfied and (ii) a reaffirmation by US Borrowers and Term Borrower of the cross-guaranty provisions set forth in Section 12 and (iii) a reaffirmation by Borrowers of the granting and continuance of the Applicable Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.          REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties (other than UK Borrower) executing this Agreement, jointly and severally, and UK Borrower, only in respect of itself, severally, make the following representations and warranties to each Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement and are made after giving effect to the Related Transactions.

3.1           Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company, general partnership or limited partnership duly organized, validly existing and (where applicable) in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $250,000; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, including laws relating to franchising and licensing, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2           Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, each Credit Party’s name as it appears in official filings in its jurisdiction of incorporation or organization, jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and except as set forth in Disclosure Schedule (3.2), none of such locations has changed within the 12 months preceding the Closing Date.  In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each applicable Credit Party as of the Closing Date.

3.3           Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority of the United States or the United Kingdom, or, in each case, any political subdivision thereof; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound, except where any such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of the Applicable Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority of the United States or the United Kingdom, or, in each case, any political subdivision thereof, or any other Person, except those referred to in Section 2.1(e), all of which will have been duly obtained, made or complied with prior to the Closing Date.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as enforceability may be limited by Insolvency Laws or similar laws affecting creditors’ rights generally or by general equitable principles.

3.4           Financial Statements and Projections.  Except for the Projections, all Financial Statements concerning Parent and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)           Financial Statements.  The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on or before the Closing Date:

(i)            The audited consolidated balance sheets at November 3, 2001 and October 28, 2000 and the related statements of income and cash flows of Parent and its Subsidiaries for the Fiscal Years then ended, certified by Arthur Andersen LLP, and the unaudited consolidating balance sheets as of such date.

(ii)           The unaudited consolidated and consolidating balance sheet(s) at March 23, 2002 and the related statement(s) of income on a consolidated basis of Parent and its Subsidiaries for the Fiscal Period then ended.

(b)           Pro Forma.  The Pro Forma delivered on or before the Closing Date and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrowers giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Parent and its Subsidiaries dated April 20, 2002, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(c)           Projections.  The Projections delivered on or before the Closing Date and described on Disclosure Schedule (3.4(c)) have been prepared by Borrowers in light of the past operations of the businesses of the Parent and its Subsidiaries, but including future payments of known contingent liabilities and reflect projections for the 3 year period beginning on November

4, 2001 on a Fiscal-Period-by-Fiscal-Period basis.  The Projections are based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.

3.5           Material Adverse Effect.  Between November 3, 2001 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Between November 3, 2001 and the Closing Date no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect, except as disclosed in the unaudited financial statements of the Applicable Borrower delivered to Applicable Agent prior to the Closing Date and attached hereto as Disclosure Schedule 3.4.

3.6           Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6).  Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each Credit Party also has good title to, or valid leasehold interests in, all of its personal property and assets, except where the failure to have such good title or valid leasehold interest could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions  known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other Collateral.  Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued to any Credit Party or appropriate to enable the Real Estate to be lawfully occupied and used by any Credit Party for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7           Labor Matters.  As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and comply in all material respects with each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) will be or have been delivered to Agents, except that, with respect to employment agreements, the Agent has received exemplars of typical employment agreements); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8           Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All of the issued and outstanding Stock of each Credit Party (other than Parent) is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8).  As of the Closing Date, except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations), giving effect to the Refinancing, is described in Section 6.3 (including Disclosure Schedule (6.3)).  As of the Closing Date, none of the Credit Parties other than Borrowers has any Indebtedness or Guaranteed Indebtedness (except the Obligations), after giving effect to the Refinancing.  WMS conducts no operations and has no assets.

3.9           Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other foreign, federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission or any other Governmental Authority.

3.10         Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11         Taxes.  Except as disclosed in Disclosure Schedule (3.11), all material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid),  excluding Charges or other amounts being contested in accordance with Section 5.2(b).  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in substantial compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure Schedule (3.11), sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described in Disclosure Schedule (3.11), as of the Closing Date no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit

Party’s  knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

3.12         ERISA.

(a)           Disclosure Schedule (3.12) lists (i) all ERISA Affiliates and (ii) all Plans and Foreign Pension Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans.  Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in compliance  in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23.  Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)           Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or Foreign Pension Plan or any Person as fiduciary or sponsor of any Plan or Foreign Pension Plan; (iv) no Credit Party or any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

(c)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made.  Except as set forth in Disclosure 3.12, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan which is funded, determined as of the end of the most recently ended fiscal year of each such Foreign Pension Plan on the basis of actuarial assumptions, each of which is reasonable, did not exceed the fair market value of the assets of such Foreign Pension Plan, and for each Foreign Pension Plan which is not funded, the obligations of such Foreign Pension Plan are properly accrued on the financial statements of the applicable Credit Party.

3.13         No Litigation.  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that , if so determined, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14         Brokers.  Except as disclosed in Disclosure Schedule (3.14), no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15         Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15).  Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect, except where any such infringement or interference, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.  Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property owned, licensed or used by any Credit Party.

3.16         Full Disclosure.  No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time delivered by or on behalf of any Credit Party hereunder or any written statement furnished by or on behalf of any Credit Party to any Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.  The Liens granted to the Applicable Agent, on behalf of itself and Applicable Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17         Environmental Matters.

(a)           Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except as disclosed in the Phase I Report described in Disclosure Schedule (3.17) delivered to US Agent prior to the Closing Date and except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $50,000; (ii) no Credit Party has caused, or to the best knowledge of Credit Parties after reasonable inquiry, suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate in violation of applicable Environmental Laws; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $50,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $50,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $50,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $50,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agents copies of all existing environmental reports, reviews and audits and all written information in the possession of the Credit Parties pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(b)           Each Credit Party hereby acknowledges and agrees that neither Agent (i) is now, nor has it ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18         Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19         Deposit and Disbursement Accounts.  Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20         Government Contracts.  Except as set forth in Disclosure Schedule (3.20), (which Disclosure Schedule lists only the names of the Government Authorities with which the Borrowers do business) as of April 20, 2002, no Credit Party is a party to any contract or agreement with any Governmental Authority concerning annual payments in excess of $25,000 and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar foreign, state or local law.

3.21         Customer and Trade Relations.  As of the Closing Date, except as set forth on Disclosure Schedule (3.21), there exists no actual or, to the knowledge of any Credit Party, written threatened termination or cancellation of, or any material adverse modification or change in:   the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Borrower; or  the business relationship of any Borrower with any supplier material to its operations.

3.22         Agreements and Other Documents.  As of the Closing Date, each Credit Party has provided to Agents or their counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22):  supply agreements and purchase agreements not terminable by such Credit Party within 60 days following written notice issued by such Credit Party and involving transactions in excess of $250,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $250,000 per annum;  licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect;  instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

3.23         Solvency; No Winding Up.  (a) Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative or the UK Borrower, as applicable; (c) the Refinancing and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party, other than WMS,  is and will be Solvent.

(b)           No Winding Up.  Except as may be permitted in this Agreement, no Credit Party has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against any Credit Party for its winding up, dissolution, liquidation, administration, reorganization or any suspension of payments or a moratorium of Indebtedness (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the enforcement of any security arrangements or obligations given by a Credit Party over all or any of its revenues or assets or for the appointment of a custodian, receiver, liquidator, assignee, examiner, trustee, sequestrator, administrative receiver or similar officer of it or any of its assets and revenues.

3.24         Status of Parent.  Parent does not engage in any business other than (i) owning the Stock of its Subsidiaries; (ii) ordinary course activities with NASDAQ regarding trading of its Stock; (iii) procuring directors and officers liability insurance coverage for its and its Subsidiaries directors and officers; (vi) entering into guaranties of certain real property leases entered into in the ordinary course of business by its foreign Subsidiaries; (v) owing certain Intellectual Property as set forth in Disclosure Schedule (3.15); and (vi) guaranteeing the obligations of Westaff (USA) as a franchisor, in two states.

3.25         Subordinated Debt.  As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the Subordinated Notes (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Westaff (USA) has the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Notes.  All Obligations, including the Letter of Credit Obligations and Obligations under the Guaranties, constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Notes.  Borrowers acknowledge that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Subordinated Notes and this Section 3.25.

3.26.        Franchise Agreements.  The terms and conditions of all franchise agreements between any of the Borrowers and its franchisees are and will be substantially similar in all material respects to the forms of Franchise Agreements provided to Agent and described on Disclosure Schedule 3.26, and the agreements with the franchisees are consistent with the Applicable Borrower’s practices as of the Closing Date.

4.          FINANCIAL STATEMENTS AND INFORMATION

4.1           Reports and Notices.

(a)           Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agents or to Agents and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b)           Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agents or to Agents and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

4.2           Communication with Accountants.  Each Credit Party executing this Agreement authorizes (a) each Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to each Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.  The Applicable Borrower shall have the right to participate in any communication or be present at any meeting between its accountants and any Agent or Lenders.

5.          AFFIRMATIVE COVENANTS

Each Credit Party (other than UK Borrower) executing this Credit Agreement, jointly and severally agrees as to all Credit Parties and UK Borrower agrees severally as to its own actions that from and after the Closing Date and until the Termination Date:

5.1           Maintenance of Existence and Conduct of Business.  Each Credit Party shall:  do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises;  continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;  at all times maintain, preserve and protect all of its assets and properties necessary in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and  transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1), or as are otherwise disclosed in writing to the Applicable Agent at least 30 days prior to transacting business in such corporate or trade name not set forth in Disclosure Schedule (5.1).  Notwithstanding the foregoing, (i) Westaff Mexico, Westaff NZ and Westaff Support Services may be dissolved and their assets transferred to the respective parent entity and (ii) no later than December 31, 2002, each of WestLP (and its partners) and WCA shall be merged into or liquidated into Westaff (USA), or dissolved with its assets transferred to Westaff (USA); provided if the Credit Parties are unable to obtain tax clearance to permit such dissolution to be completed by such date, then the Accounts of WestLP and WCA shall be transferred to Westaff (USA) by December 31, 2002 and the dissolution completed by March 31, 2003.

5.2           Payment of Charges.

(a)           Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

(b)           Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall have been filed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) no material portion of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agents evidence reasonably acceptable to Agents of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; and (v) no Agent has advised Borrowers in writing that such Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect, and (vi) if such Charges, Taxes or claims are imposed against Term Borrower, such contest is conducted in accordance with Section 5.2 of the Deed of Trust, dated as of the date hereof, granted by Term Borrower to US Agent.

5.3           Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and in the case of UK Borrower, UK GAAP, and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

5.4           Insurance; Damage to or Destruction of Collateral.

(a)           The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agents.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to the Applicable Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to the Applicable Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy; provided that only 10 days prior written notice to the Applicable Agent is required in the event of cancellation for non-payment of premiums.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, the Applicable Agent may at any time or times thereafter, upon prior written notice to the Applicable Borrower, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that the Applicable Agent deems advisable.  No Agent shall have any obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, an Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to the Applicable Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)           Each Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in the Applicable Agent’s opinion, adequately protect both Agents’ and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry.  If reasonably requested by an Agent, each Credit Party shall deliver to Agents from time to time a report of a reputable insurance broker, reasonably satisfactory to Agents, with respect to its insurance policies.

(c)           Each Borrower and each Guarantor shall deliver to Agents, in form and substance reasonably satisfactory to Agents, endorsements to (i) all “All Risk” and business interruption insurance naming the Applicable Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming the Applicable Agent, on behalf of itself and Lenders, as additional insured.  Each Borrower and each Guarantor  irrevocably makes, constitutes and appoints each Agent (and all officers, employees or agents designated by the Applicable Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $250,000, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  No Agent shall have any duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower Representative shall promptly notify the Applicable Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance.  After deducting from such proceeds the expenses, if any, incurred by the Applicable Agent in the collection or handling thereof, the Applicable Agent may, at its option, apply such proceeds to the reduction of the Obligations of the Applicable Borrower in accordance with Section 1.3(d); provided that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by each Borrower which are guaranteed by that Credit Party, or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $250,000 in the aggregate, the Applicable Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided that if such Credit Party shall not have, within 180 days of such casualty, completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding, the Applicable Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d); provided, further, that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by each Borrower which are guaranteed by that Credit Party.  All insurance proceeds that are to be made available to any Borrower to replace, repair, restore or rebuild the Collateral shall be applied by the Applicable Agent to reduce the outstanding principal balance of the Revolving Loan of such Borrower (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, the Applicable Agent shall establish a Reserve against the separate Borrowing Base of the affected Borrower in an amount equal to the amount of such proceeds so applied.  All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account.  Thereafter, such funds shall be made available to that Borrower or Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request a Revolving Credit Advance or a release from the cash collateral account be made to the Applicable Borrower or Credit Party in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, the Applicable Revolving Lenders shall make such Revolving Credit Advance or the Applicable Agent shall release funds from the cash collateral account; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance.  To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d); provided that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by each Borrower which are guaranteed by that Credit Party.

5.5           Compliance with Laws.  Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to franchises, licensing, ERISA, and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6           Supplemental Disclosure.  From time to time as may be reasonably requested by any Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agents and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7           Intellectual Property.  Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect by such Credit Party, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.8           Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release in violation of Environmental Laws on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $50,000; and (d) promptly forward to Agents a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental

Liabilities in excess of $50,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If  any Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials in violation of Environmental Laws on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then  each Credit Party shall, upon any Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as such Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agents and shall be in form and substance reasonably acceptable to Agents, and (ii) if the Applicable Borrower is not in compliance with the foregoing clause (i) within a reasonable period of time, permit such Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as such Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrowers shall reimburse Agents for the costs of such audits and tests and the same will constitute a part of  the Obligations secured hereunder.

5.9           Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property designated by any Agent as material, each  mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where any material portion of the Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agents.  With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if the Applicable Agent has requested but not received a satisfactory landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), the Applicable Agent may establish such Reserves as may be appropriate in its reasonable credit judgment.  Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any material portion of  the Collateral is or may be located.  To the extent otherwise permitted hereunder, if any Borrower or Guarantor proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to the Applicable Agent a mortgage or deed of trust granting the Applicable Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Applicable Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to such Agent.

5.10         Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon request of any Agent, duly execute and deliver, or cause to be duly executed and delivered, to such Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

6.          NEGATIVE COVENANTS

Each Credit Party (other than UK Borrower) executing this Agreement jointly and severally agrees as to all Credit Parties and UK Borrower agrees severally as to its own actions that from and after the Closing Date until the Termination Date:

6.1           Mergers, Subsidiaries, Etc.  No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, provided, however, that (i) any Credit Party may merge with any other Credit Party, but if  Westaff (USA) is a party to such merger, it shall be the surviving entity and otherwise if any Borrower is a party to such merger with a Subsidiary, such Borrower shall be the surviving entity, and (ii) Westaff (USA) may acquire the assets of WestLP (and its partners) and WCA.

6.2           Investments; Loans and Advances.  Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist  loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:  (a) Credit Parties may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Credit Parties does not exceed $250,000; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date and may make intercompany loans and advances to other Credit Parties or their Subsidiaries permitted under Section 6.3 hereof and employee loans permitted under Section 6.4; (c) Borrowers may make loans or advances to licensees and franchisees in an aggregate amount outstanding not to exceed the US Dollar Equivalent of $3,000,000; provided that such loans or advances are secured and the Liens are assigned to the Applicable Agent; provided further that Borrowers shall not be obligated to assign to Agent (and Borrowers hereby agree not to assign to any other Person) real property collateral located in the State of Florida which secure such loans if such assignments would result in a material stamp tax or duty; and (d) so long as no Default or Event of Default has occurred and is continuing and there is no outstanding Revolving Loan balance, Borrowers may make investments, subject to Control Letters in favor of the Applicable Agent for the benefit of the Applicable Lenders or otherwise subject to a perfected security interest (or charge) in favor of the Applicable Agent for the benefit of the Applicable Lenders (with the exception of payroll accounts and deposit accounts or securities, commodities, investment or other similar accounts that hold no more than $25,000 individually (other than the accounts of Westaff (USA) existing on the Closing Date at Sovereign Bank and Stillwater National Bank, provided however, that amounts on deposit at each such institution shall not exceed $40,000; and (2) the Surety Certificate of Deposit held at Bank of America account number 212228977 (the “Surety Account”) in an amount not to exceed $750,000) or $250,000 in the aggregate (not including amounts deposited in the Surety Account up to $750,000), (i) in marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”) provided, however, Borrowers may continue to invest in certificate of deposit account number (1) 9110108796 at Bank of New Hampshire in an amount not to exceed $9,000, (2) 10638 at Extarco Bank in an amount not to exceed $5,000, (3) 37845 at Woodstown National Bank in an amount not to exceed $12,000, and (4) 385100170393 at Comerica Bank in an amount not to exceed $8,000; (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks; and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above.

6.3           Indebtedness.

(a)           No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are on terms no less favorable to any Credit Party, any Agent or the Lenders than the terms of the Indebtedness being refinanced; (ii) the Loans and the other Obligations; (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; (iv) existing Indebtedness described in Disclosure Schedule (6.3) (excluding the Prior Lender Obligations and the Senior Notes which shall be repaid in full at closing) and (except for intercompany indebtedness, which shall be subject to clause (x) below) refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, any Agent or any Lender, as determined by Agents, than the terms of the Indebtedness being refinanced, amended or modified;(v) Indebtedness specifically permitted under Section 6.17; (vi) the Subordinated Debt; (vii) Additional Subordinated Debt, provided that such Indebtedness does not provide for any scheduled principal payments until all Obligations have been paid in full and all Commitments have been terminated, immediately prior to and after giving effect to such Indebtedness, no Default or Event of Default shall have occurred and be continuing and such Indebtedness is subordinated on terms satisfactory in all respects to the Applicable Agent in its sole discretion; (viii) unsecured Indebtedness with respect to surety bonds issued in connection with insurance programs or worker’s compensation liabilities in an amount not to exceed the US Dollar Equivalent of $12,000,000 at any time outstanding; (ix) unsecured Indebtedness to PeopleSoft USA, Inc. in an aggregate amount not to exceed $3,500,000; and (x) Indebtedness consisting of intercompany loans and advances made by or on behalf of any Borrower to any Credit Party or any Subsidiary of any Borrower (other than Westaff Singapore, Westaff Mexico, Western NZ and Western Staff Services); provided, that: (A) each Credit Party or Subsidiary receiving such intercompany loan or advance shall have executed and delivered to the Applicable Borrower (prior to or concurrently with the making of such loan or advance) a demand note or deed (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Credit Party or Subsidiary to any Borrower, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agents and shall be pledged and delivered to the Applicable Agent pursuant to the applicable Collateral Documents as additional collateral security for the Obligations; (B) each Borrower and each of the Credit Parties or Subsidiaries shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agents; (C) at the time any such intercompany loan or advance is made by any Borrower and after giving effect thereto, each such Borrower shall be Solvent; (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; (E) in the case of any intercompany Indebtedness for which any US Borrower is advancing funds, the US Borrowers shall have Borrowing Availability under the US Borrowing Base of not less than $4,500,000 after giving effect to such intercompany loan; (F) in the case of any intercompany Indebtedness for which the UK Borrower is advancing funds, the UK Borrower shall have Borrowing Availability under its UK Borrowing Base of not less than the US Dollar Equivalent of $800,000, the Pound Sterling equivalent of which shall be determined on the Closing Date by reference to the Spot Rate, after giving effect to such intercompany loan; (G) the aggregate amount of such intercompany Indebtedness owing by any Borrower (other than Indebtedness among WestLP, WCA and Westaff (USA)) shall not exceed $2,000,000 at any one time outstanding; (H) the aggregate balance of all such intercompany loans and advances owing to Borrowers by any Subsidiary (other amounts owing to Westaff (USA) from another US Borrower) shall not exceed $8,000,000 at any time, and (I) the aggregate balance of all such intercompany loans and advances owing by WMS and WMSNY (net of cash received from WMS and WMSNY) shall not exceed $500,000 at any time outstanding; provided however, that all intercompany Indebtedness shall be recorded in the manner set forth in clause (B) above; and (J) the recipient of such intercompany loans shall be creditworthy as determined by the Applicable Agent.

(b)           No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay before the scheduled payment date therefore any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) the Refinancing; (iii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iv) Indebtedness permitted by Section 6.3(a)(v) upon any refinancing thereof in accordance with Section 6.3(a)(v); (v) intercompany Indebtedness owed to a Borrower; (vi) other Indebtedness (excluding Subordinated Debt) not in excess of $250,000; and (vii) the Subordinated Debt solely to the extent that payment is permitted under Section 6.14.

(c)           Notwithstanding any other provision of this Agreement, neither WestLP (nor its partners) nor WCA shall incur any Indebtedness (other than the Obligations or Indebtness to Westaff (USA)), or liabilities other than lease obligations, tax obligations, payroll obligations and obligations to franchisees in the ordinary course of business consistent with past practices and customary expenses incurred in connection with any merger or liquidation required by Section 5.1.

6.4           Employee Loans and Affiliate Transactions.

(a)           Except as otherwise expressly permitted in this Section 6 with respect to Affiliates (including the advance and repayment of intercompany loans, the payment of royalties to one or more Borrowers, the payment of a management fee to Westaff Support, Inc., and payments on Subordinated Debt and Additional Subordinated Debt permitted under Section 6.14), no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party.  In addition, if any such transaction or series of related transactions involves payments in excess of $250,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agents and Lenders.  All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).  Notwithstanding the foregoing, except as permitted under Section 6.3 above, no Credit Party shall enter into any transaction with WMSNY or WMS (if as a result of such transaction with WMS, WMS would have a right to receive any payments from such Credit Party or any of its Subsidiaries).

(b)           No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing up to a maximum of the US Dollar Equivalent of $2,500 to any employee and up to a maximum of the US Dollar Equivalent of $ $25,000 in the aggregate at any one time outstanding.

(c)           The current aggregate compensation for the ten most highly compensated employees of the Credit Parties, taken as a whole, as of the Closing Date is set forth in Disclosure Schedule (6.4(c)).  The ten most highly compensated employees of the Credit Parties in any Fiscal Year shall be referred to as the “Selected Ten.”  Beginning in Fiscal Year 2003, no Credit Party shall increase the direct or indirect aggregate compensation (excluding stock options) of the Selected Ten in such Fiscal Year by more than 15% (the “Permitted Increase”) in excess of the aggregate compensation of the Selected Ten in the prior Fiscal year (as increased by the Permitted Increase each year, the “Base Compensation”), exclusive of (a) severance payments made to any departing employees; and (b) cash incentive compensation in an amount not to exceed, in the aggregate for all employees who are members of the Selected Ten, (i) $350,000 in Fiscal Year 2002, and (ii) 15% of the pre-tax income of the Parent and its Subsidiaries, taken as a whole, for each Fiscal Year thereafter.  If, after the Closing Date any employee is hired into a position that is not filled as of the Closing Date or that did not exist as of the Closing Date (the “New Position”), and if the employee in such New Position would be one of the Selected Ten in the Fiscal Year that he or she is hired, then the Base Compensation shall be re-set by deleting the lowest compensated Selected Ten employee included in the Base Compensation for the prior Fiscal Year and substituting the compensation of the New Position (after such adjustment, the “Re-set Base Compensation”).  In the Fiscal Year that the New Position is filled and thereafter, the annual Permitted Increase shall be based upon the Re-set base Compensation.

6.5           Capital Structure and Business.  No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect; (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided that Parent may issue or sell shares of its Stock and warrants for cash so long as (x) the proceeds thereof are applied in prepayment of the Obligations to the extent required by Section 1.3(b)(iii), and (y) no Change of Control occurs after giving effect thereto, and (z) may redeem or repurchase shares of Parent’s Capital Stock to the extent permitted under Section 6.14(f); or (c) amend its charter or bylaws in a manner that would adversely affect Agents or Lenders or such Credit Party’s duty or ability to repay the Obligations.  No Credit Party shall engage in any business other than the businesses currently engaged in by it and businesses reasonably related thereto.

6.6           Guaranteed Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement; (c) for support letters required by the law of foreign jurisdictions in connection with the filing of any annual report or delivery of financial statements for such a foreign Subsidiary; and (d) for Guaranteed Indebtedness with respect to operating leases entered into by the UK Borrower, Westaff Australia, Westaff New Zealand or any other Subsidiary of a Borrower in an amount not to exceed $150,000 per year for any such lease or $350,000 per year for all such leases guarantied by a Credit Party, collectively.

6.7           Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances;  (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than the US Dollar Equivalent of $250,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 30 days following such purchase and does not exceed 100% of the purchase price of the subject assets).   In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of any Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases purchase money financing permitted hereunder or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8           Sale of Stock and Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment or Fixtures that are obsolete or no longer used or useful in such Credit Party’s business; (b) other Equipment and Fixtures having a value not exceeding the US Dollar Equivalent of $25,000 in any single transaction or the US Dollar Equivalent of $100,000 in the aggregate in any Fiscal Year, with the exception of  Equipment and Fixtures that are sold and replaced within 180 days with Equipment or Fixtures of a similar value, quality and utility; (c) sales of Inventory in the ordinary course of business; (d) the licensing of rights to franchisees in the ordinary course of business consistent with practices as in effect on the Closing Date; (e) the issuance or sale of Stock of Parent upon exercise of warrants and options pursuant to employee and director incentive, stock option and employee purchase plans; (f) the liquidation of investments permitted under Section 6.2(d); (g) the issuance or transfer of Stock of the Parent to Wood Warren as partial consideration for services provided in brokering the acquisition of certain of the Subordinated Indebtedness; (h) the sale of the Mortgaged Property if the Term Loan is repaid in full from the proceeds of such sale and no Default or Event of Default has occurred and is continuing; and (i) any merger or liquidation permitted or required by Section 5.1.  With respect to any disposition of assets or other properties permitted pursuant to clause (a), (b) or (h) above, subject to Section 1.3(b), each Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers’ expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrowers.

6.9           ERISA, Pension Schemes.  (a) No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

(b)           Each Credit Party shall, if requested by the Agents, deliver to the Agents at such time as such reports are prepared in order to comply with then statutory or auditing requirements, actuarial reports in relation to the pension schemes for the time being operated by the Credit Parties, and will ensure that all such schemes are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

6.10         Financial Covenants.  Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.11         Hazardous Materials.  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such Release that could not reasonably be expected to have a Material Adverse Effect.

6.12         Sale-Leasebacks.  No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets, other than a sale and leaseback of the Mortgaged Property on terms and at lease rates which, taken as a whole, are consistent with market at such time.

6.13         Cancellation of Indebtedness.  No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

6.14         Restricted Payments.  No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrowers and their direct and indirect Subsidiaries to the extent permitted by Section 6.3; (b) dividends and distributions by Subsidiaries of any Borrower or any Guarantor promptly paid to such Borrower; (c) employee loans permitted under Section 6.4(b); (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3; (e) scheduled payments of interest with respect to Subordinated Debt and Additional Subordinated Debt; provided, that (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to clause (e) above; (ii) Borrowers collectively shall have aggregate Borrowing Availability of the US Dollar Equivalent of at least fifteen percent (15%) of the Aggregate Borrowing Base (but in no event less than the US Dollar Equivalent of $5,000,000)

after giving effect to any Restricted Payment pursuant to clause (e) above; and (iii) the timing of the Restricted Payments referred to in clause (e) above shall be set at dates that permit the delivery of Fiscal Period Financial Statements set forth in clause (a) of Annex E prior to each such payment; (f) provided that no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (f), payments to repurchase or retire any outstanding Stock, warrants, options, or other rights of Parent made to departed employees, officers or directors of any Credit Party not to exceed $250,000 in the aggregate; (g) the payment of a management fee to Westaff Support, Inc. not to exceed 35% of any Credit Party’s gross profit in any Fiscal Year; (h) the payment of royalties and license fees by a Credit Party to any Borrower; and (x) payment of up to $1 million of principal of Subordinated Debt from the proceeds of a sale of the Mortgaged Properties; provided that (i) the Term Loan has been repaid in full, and (y) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (i).

6.15         Change of Corporate Name or Location; Change of Fiscal Year.  No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization; provided that any Credit Party may change its name as it appears in official filings in the state of its incorporation or other organization in the manner set forth on Schedule 6.15 upon giving 30 days’ prior written notice to the Agent and after all actions necessary to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral have been completed or taken; (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral except upon 30 days prior notice to the Applicable Agent; (c) change the type of entity that it is; (d) change its organization identification number, if any, issued by its state of incorporation or other organization; or (e) change its state of incorporation or organization, in each case without at least 30 days prior written notice to Agents and after the Applicable Agent’s written acknowledgment that any reasonable action requested by Agents in connection therewith, including to continue the perfection of any Liens in favor of the Applicable Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location for US Borrower and any Subsidiary organized under the laws of the United States or any state thereof shall be in the continental United States, any such new location for UK Borrower shall be in the United Kingdom.  Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement (or similar document) filed in connection herewith seriously misleading as such term is defined in and/or used in the Code or any other then applicable provision of the Code except upon prior written notice to Agents and Lenders and after the Applicable Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of the Applicable Agent, on behalf of Lenders, in any Collateral, has been completed or taken.  No Credit Party shall change its Fiscal Year.

6.16         No Impairment of Intercompany Transfers.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Loan Documents and the Australian Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

6.17         No Speculative Transactions.  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

6.18         Leases; Real Estate Purchases.  No Credit Party shall enter into any operating lease for Equipment or Real Estate, if the aggregate of all such operating lease payments payable in any year for all Credit Parties on a consolidated basis would exceed $10,000,000.

6.19         Changes Relating to Subordinated Debt or Additional Subordinated Debt; Material Contracts.

(a)           No Credit Party shall change or amend the terms of any Subordinated Debt or Additional Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to:  (a) increase the interest rate on such Subordinated Debt or Additional Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt or Additional Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt or Additional Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt or Additional Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt or Additional Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt or Additional Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender.

(b)           No Credit Party shall change or amend the terms of any of the following material contracts if such change would render such contracts more burdensome on any Credit Party:  The Franchise Business Activity Agreements described in Disclosure Schedule 6.19.

7.          TERM

7.1           Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2           Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agents and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of each Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.14 and 1.15, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.          EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1           Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse any Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 10 days following any Agent’s demand for such reimbursement or payment of expenses.

(b)           Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.7, 5.4(a) or 6, or any of the provisions set forth in Annexes C or G,  respectively.

(c)           Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for 3 days or more.

(d)           Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more.

(e)           A default or breach occurs under the Australian Loan Documents or under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of Indebtedness under the Australian Loan Documents or any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, other than if such default or acceleration is waived, rescinded or adjusted by the holder thereof.

(f)            Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than inadvertent, immaterial errors not exceeding the US Dollar Equivalent $500,000 in the aggregate in any Borrowing Base Certificate), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to any Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(g)           Assets of any Credit Party with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 30 days or more after the applicable Credit Party should have had knowledge thereof.

(h)           A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under any Insolvency Laws, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

(i)            The UK Borrower takes any corporate action or other steps are taken or legal proceedings are started for any suspension of payments or a moratorium of Indebtedness or for its winding up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, manager, custodian, examiner, trustee or similar officer of it or of any or all of its revenues and assets, provided that this Section 8.1(i) shall not apply to:

(i)            any proceedings, measures or order relating to a solvent reconstruction, amalgamation, reorganisation or merger of the UK Borrower, previously approved by the UK Agent in writing; or

(ii)           any petition presented against the UK Borrower which the UK Borrower demonstrates to the satisfaction of the UK Agent (acting reasonably), by providing an opinion of a leading firm of London solicitors (or the London office of a leading law firm in the United States of America) or otherwise, is frivolous, vexatious or an abuse of the court process or which relates to a claim to which the UK Borrower has a good defence and which is being vigorously defended in good faith by the UK Borrower and is discharged, withdrawn or discontinued within 21 days of its presentation (or such longer period as the UK Agent may allow) (acting reasonably).

(j)            Any Credit Party (i) files a petition seeking relief under any Insolvency Laws, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, examiner or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(k)           A final judgment or judgments for the payment of money (except to the extent adequately covered by insurance and as to which the insurance company has acknowledged coverage in writing) in excess of $1,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(l)            Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby other than as a result of Agent’s failure to file continuation statements or maintain possession of any Collateral under its control.

(m)          Any Change of Control occurs.

8.2           Remedies.

(a)           If any Default or Event of Default has occurred and is continuing, any Agent may (and at the written request of the Requisite Revolving Lenders shall), without notice, suspend the Revolving Loan Commitments with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in the Applicable Agent’s sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.  If any Event of Default has occurred and is continuing, the Applicable Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate in accordance with Section 1.5(d).

(b)           If any Event of Default has occurred and is continuing, the Applicable Agent may (and at the written request of the Requisite Lenders shall), without notice to the Borrowers:  (i) terminate the US Revolving Loan Commitments and/or the UK Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iii) exercise any rights and remedies provided to the Applicable Agent under the Loan Documents or at law or equity, including all remedies provided under the Code or applicable laws of England and Wales; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3           Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by any Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever any Agent may do in this regard, (b) all rights to notice and a hearing prior to any Agent’s taking possession or control of, or to any Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing any Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.          ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1           Assignment and Participations.

(a)           Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and Commitments or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder; provided that any such assignment shall be of a constant share of the Loans and Commitments.  Any assignment by a Lender shall: (i) require the consent of the Applicable Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, the Applicable Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and the Applicable Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to the US Dollar Equivalent of $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to the US Dollar Equivalent of  $5,000,000; (iv) include a payment to the Applicable Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of (i) Borrower Representative with respect to assignments of Loans, Letter of Credit Obligations and Commitment to US Borrower and/or Term Borrower; or (ii) UK Borrower with respect to assignments of Loans and Commitments to UK Borrower, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed.  In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of the Applicable Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event any Agent or any Lender assigns or otherwise transfers all or any part of the Obligations held by it, such Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of such Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b)           Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral securing the Loan in which such holder participates (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.12, 1.14, 1.15 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender,” provided, however, that a Borrower’s obligations and liabilities hereunder, including under Sections 1.12, 1.14, 1.15 and 9.8 shall not be increased due to any such participation.  Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant.  Neither any Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)           Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or any Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)           Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and, if requested by the Applicable Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

(e)           Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agents and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC shall not be entitled to any payments under Sections 1.14 or 1.15 hereof, or any indemnification payment, in excess of the payment that that would have been payable to the Granting Lender.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender.  No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agents and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agents) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and provided that such assignee shall not be entitled to any payments under Sections 1.14 or 1.15 hereof, or any indemnification payment hereunder, and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 9.1(f) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment.  For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

(g)           Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.15(a), increased costs under Section 1.15(b) or (d), an inability to fund LIBOR Loans under Section 1.15(c), or withholding taxes in accordance with Section 1.14.

9.2           Appointment of Agents.  GE Capital is hereby appointed to act on behalf of all US Revolving Lenders and Term Lenders as US Agent under this Agreement and the other Loan Documents, and to act on behalf of all UK Revolving Lenders as UK Agent and Security Trustee under this Agreement and the other Loan Documents.  The Security Trustee shall hold the benefit of the Collateral of UK Borrower in trust for itself and other Applicable Lenders and will apply all payments and other benefits received by it under the UK Debenture, the Pledge Agreement and any other Collateral Documents in accordance with the provisions of this Agreement and the other Loan Documents.  The provisions of this Section 9.2 are solely for the benefit of Agents and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  No Agent shall have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agents shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity.  Neither any Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If any Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders,  Supermajority Revolving Lenders or all affected Lenders, as the case may be, and such Agent shall not incur liability to any Person by reason of so refraining.  Each Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of such Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of such Agent, expose such Agent to Environmental Liabilities or (c) if such Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable.

9.3           Agents’ Reliance, Etc.  Neither any Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, each Agent:  (a)  may treat the payee of any Note as the holder thereof until the Applicable Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to the Applicable Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4           GE Capital and Affiliates.  With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the terms “Lender,” “Lenders,” US Revolving Lender, Term Lender or UK Revolving Lender shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.  GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital was not an Agent and without any duty to account therefor to Lenders.  GE Capital and Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans, and GE Capital as Agent, or as a result of GE Australia being a lender and agent under the Australian Loan Documents.

9.5           Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6           Indemnification.  Lenders agree to indemnify Agents (to the extent not reimbursed by Credit Parties and without limiting the obligations of the Credit Parties under the Loan Documents), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by Credit Parties.

9.7           Successor Agents.  Any Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least the Dollar Equivalent of $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8           Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person except as set forth in this Section 9.8, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due provided, however, that such Lenders agree to give subsequent notice to the affected Credit Parties as promptly as is practicable after taking any actions described in this sentence.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Applicable Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Applicable Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.12, 1.14 or 1.15).  Each US Revolving Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1.  Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Applicable Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.  NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY SUCH RIGHTS OF SETOFF WITHOUT THE PRIOR WRITTEN CONSENT OF AGENTS.

9.9           Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)           Advances; Payments.

(i)            US Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c).  If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, or if the UK Agent declines to make a UK Revolving Credit Advance on behalf of UK Revolving Lenders, the Applicable Agent shall notify the Applicable Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 11:00 a.m. (California time), in the case of a US Revolving Credit Advance and 10:00 am London Time in the case of a UK Revolving Credit Advance on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission.  Each Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to the Applicable Agent in same day funds by wire transfer to the Applicable Agent’s account as set forth in Annex H not later than noon (California time), in the case of a US Revolving Credit Advance and 10:00 am London Time in the case of a UK Revolving Credit Advance on the requested funding date, in the case of an Index Rate Loan, and not later than 8:00 a.m. (California time) on the requested funding date, in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Applicable Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, the Applicable Agent shall make the requested Revolving Credit Advance to the Applicable Borrower.  All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)           On the 2nd Business Day of each calendar week or more frequently at the Applicable Agent’s election (each, a “Settlement Date”), the Applicable Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of US Revolving Lenders or UK Revolving Lenders with respect to each applicable Loan.  Provided that each Applicable Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, the US  Agent shall pay to each US Revolving Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by US Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it and the UK Agent shall pay to each UK Revolving Lender such Lender’s Pro Rata Share of any interest and Fees paid by UK Borrower since the previous Settlement Date or the UK Revolving Loans held by it.  To the extent that any US Revolving Lender or UK Revolving Lenders (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, the Applicable  Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from the Applicable  Borrower.  Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 11:00 a.m. (California time) on the next Business Day following each Settlement Date.

(b)           Availability of Lender’s Pro Rata Share.  The Applicable Agent may assume that each Applicable Lender will make its Pro Rata Share of each Revolving Credit Advance available to Applicable Agent on each funding date.  If such Pro Rata Share is not, in fact, paid to the Applicable Agent by such Applicable Lender when due, the Applicable Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon the Applicable Agent’s demand, the Applicable Agent shall promptly notify Borrower Representative and the Applicable Borrower shall immediately repay such amount to Applicable Agent.  Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require any Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that any Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, any Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)           Return of Payments.

(i)            If any Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by such Agent from Borrowers and such related payment is not received by such Agent, then such Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If any Agent determines at any time that any amount received by such Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, such Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to such Agent on demand any portion of such amount that such Agent has distributed to such Lender, together with interest at such rate, if any, as such Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders.  The failure of any Non–Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder or to purchase any participation in any Swing Line Loan or UK Revolving Credit Advance to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor any Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders”, “Requisite Revolving Lenders” or “Supermajority Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower Representative’s request, the Applicable Agent or a Person reasonably acceptable to such Agent shall have the right with such Agent’s consent and in such Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at such Agent’s request, sell and assign to such Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Dissemination of Information.  Each Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by such Agent from, or delivered by such Agent to, any Credit Party, with notice of any Event of Default of which such Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that no Agent shall be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to such Agent’s gross negligence or willful misconduct.  Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that neither Agent shall have any duty to provide the same to Lenders.

(f)            Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agents and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agents or Requisite Lenders.

9.10         Co-Agents.  None of the Lenders identified on the following page or signature page of this Agreement as a “co-agent”, “documentation agent” or “syndication agent” shall have any right, power, obligation, liability or duty under this Agreement or any other Loan Document, other than those applicable to it as a Lender.

10. SUCCESSORS AND ASSIGNS

10.1         Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agents, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agents and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agents and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agents and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11. MISCELLANEOUS

11.1         Complete Agreement; Modification of Agreement.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2.  Any letter of interest, commitment letter, or fee letter (other than the GE Capital Fee Letter) or confidentiality agreement, if any, between any Credit Party and any Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2         Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by an Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agents and Borrowers, and by Requisite Lenders, Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)           No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the UK Borrowing Base or the US Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts set forth in Section 1.6, shall be effective unless the same shall be in writing and signed by Agents, Supermajority Revolving Lenders and Borrowers.  No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agents, Requisite Revolving Lenders and Borrowers.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agents, Requisite Revolving Lenders and Borrowers.

(c)           No amendment, modification, termination or waiver shall, unless in writing and signed by each Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty, or release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a book value exceeding $5,000,000 (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders”, “Requisite Revolving Lenders” or “Supermajority Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of any Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by that Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d)           If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i)            requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as a “Non-Consenting Lender”),

(ii)           requiring the consent of Supermajority Revolving Lenders, the consent of Requisite Revolving Lenders is obtained, but the consent of Supermajority Revolving Lenders is not obtained,

(iii)          requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained, or

(iv)          requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained,

then, so long as an Agent is not a Non-Consenting Lender, at Borrower Representative’s request, any Agent or a Person reasonably acceptable to Agents shall have the right with Agents’ consent and in Agents’ sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon any Agent’s request, sell and assign to any Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agents and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agents shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3         Fees and Expenses.  Borrowers shall reimburse (i) Agents for all reasonable fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agents (and, with respect to clauses (c), (d) and (e) below, all Lenders) for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a)           the forwarding to Borrowers or any other Person on behalf of Borrowers by any Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer);

(b)           any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c)           any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to any Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than an Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(d)           any attempt to enforce any remedies of any Agent against any or all of the Credit Parties or any other Person that may be obligated to any Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agents, such reimbursement shall be limited to one counsel for all such Lenders;

(e)           any workout or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(f)            efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agents.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4         No Waiver.  Any Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of any Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by any Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Applicable Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

11.5         Remedies.  Agents’ and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that any Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

11.6         Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7         Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8         Confidentiality.  Each Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts such Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of 2 years following receipt thereof, except that any Agent and any Lender may disclose such information (a) to Persons employed or engaged by such Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by such Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of such Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which such Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of such Agent or any Lender or any of their employees or agents.

11.9         GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS,

INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN SAN FRANCISCO COUNTY, CITY OF SAN FRANCISCO, CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENTS AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENTS, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF SAN FRANCISCO COUNTY PROVIDED FURTHER,  THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY AGENT.  EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10       Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and 5 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand–delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11       Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12       Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13       WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENTS, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14       Press Releases and Related Matters.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or any Lender or any of its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least 2 Business Days’ prior notice to GE Capital and such Lender and without the prior written consent of GE Capital and such Lender unless (and only to the extent that) such

Credit Party or Affiliate, except in connection with the filing of a lawsuit to enforce its rights under this Agreement, is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital and such Lender before issuing such press release or other public disclosure.  Each Credit Party consents to the publication by any Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof.  Each Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15       Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16       Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17       No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18       Judgment Currency.  If, for the purpose of obtaining judgment in any court, it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Applicable Agent could purchase in the applicable foreign exchange market, the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given.  Each Credit Party which is a party to this Agreement agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Applicable Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Applicable Agent may, in accordance with normal banking procedures, purchase, in the applicable foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Credit Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Applicable Agent against such loss.  The term “rate of exchange” in this Section 11.18 means the Spot Rate at which the Applicable Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

12. CROSS-GUARANTY BY US BORROWERS AND TERM BORROWER

12.1         Cross-Guaranty.  Each US Borrower and Term Borrower each hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agents, US Revolving Lenders, UK Revolving Lenders and the Term Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and  performance of, all Obligations owed or hereafter owing to Agents and Lenders by each other Borrower.  Each US Borrower and Term Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

(a)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)           the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by any Agent and Lenders with respect to any of the provisions thereof;

(c)           the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by any Agent and Lenders in respect thereof (including the release of any such security);

(d)           the insolvency of any Credit Party; or

(e)           any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each US Borrower and Term Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2         Waivers by Borrowers.  Each US Borrower and Term Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agents or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  It is agreed among each US Borrower and Term Borrower, Agents and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agents and Lenders would decline to enter into this Agreement.

Each US Borrower and Term Borrower further acknowledges and agrees that California Civil Code Section 2856 authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and waivers of certain other rights and defenses available to a guarantor under California law.  Based on the preceding sentence and without limiting the generality of the foregoing waivers contained in this Section 12.2 or any other provision of this Article 12, each Borrower expressly waives to the extent permitted by law any and all rights and defenses (except the defense of indefeasible final payment in full), which might otherwise be available to such Borrower under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), or any other jurisdiction to the extent the same are applicable to this Agreement or the agreements, covenants or obligations of such Borrower hereunder.

12.3         Benefit of Guaranty.  Each US Borrower and Term Borrower agrees that the provisions of this Section 12 are for the benefit of US Agent, US Revolving Lenders, UK Revolving Lenders and Term Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agents or any Lenders, the obligations of such other Borrower under the Loan Documents.

12.4         Subordination of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each US Borrower and Term Borrower hereby expressly and irrevocably subordinates to the Obligations any and all rights at law or in equity it may have to subrogation, reimbursement,  exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor.  Each US Borrower and Term Borrower acknowledges and agrees that this subordination is intended to benefit US Agent, US Revolving Lenders, UK Revolving Lenders and Term Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that such Agents, such Lenders and their respective successors and assigns are intended third party beneficiaries of the subordination, waivers and agreements set forth in this Section 12.4.

12.5         Election of Remedies.  If any Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving such Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non–judicial sale or enforcement, any Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12.  If, in the exercise of any of its rights and remedies, any Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each US Borrower and Term Borrower hereby consents to such action by such Agent or such Lender and waives any claim based upon such action, even if such action by such Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by such Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of any Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  In the event any Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by such Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether any Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the  Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which any Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6         Limitation.  Notwithstanding any provision herein contained to the contrary, the liability of each US Borrower and Term Borrower under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)           the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b)           the amount that could be claimed by Agents and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from the other Borrower under Section 12.7.

12.7         Contribution with Respect to Guaranty Obligations.

(a)           To the extent that a US Borrower or Term Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by the other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of the other Borrower as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrower for the amount of such excess, pro rata based upon its respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)           This Section 12.7 is intended only to define the relative rights of US  Borrowers and Term Borrower and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of such Borrowers,  jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1.  Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e)           The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

12.8         Liability Cumulative.  The liability of Term Borrower and each US Borrower under this Section 12 is in addition to and shall be cumulative with all liabilities of Term Borrower and each US Borrower to Agents and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

WESTAFF (USA), INC.

By:	/s/	Dirk A. Sodestrom
Name:		Dirk A. Sodestrom
Title:		Senior Vice President and Chief Financial Officer

WESTAFF SUPPORT, INC.

By:	/s/	Dirk A. Sodestrom
Name:		Dirk A. Sodestrom
Title:		Senior Vice President and Chief Financial Officer

WESTAFF (CA), INC.

By:	/s/	Dirk A. Sodestrom
Name:		Dirk A. Sodestrom
Title:		Senior Vice President and Chief Financial Officer

WESTAFF LIMITED PARTNERSHIP

By: WESTAFF (GP), INC.,
its General Partner

By:	/s/	Dirk A. Sodestrom
Name:		Dirk A. Sodestrom
Title:		Senior Vice President and Chief Financial Officer

WESTAFF (U.K.) LIMITED

By:	/s/	Dwight S. Pedersen
Name:		Dwight S. Pedersen
Title:		Director

By:	/s/	Patricia M. Newman
Name:		Patricia M. Newman
Title:		Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION,
as US Agent, UK Agent, a US Revolving Lender, a Term Lender and a UK Revolving Lender

By:	/s/	Lawrence E. Ridgway
By: Lawrence E. Ridgway
Duly Authorized Signatory

BANK OF AMERICA, N. A.,
as Documentation Agent, a US Revolving Lender, a Term Lender and a UK Revolving Lender

By:	/s/	Philip J. Sefchovich
Name: Philip J. Sefchovich
Title: Assistant Vice President

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

WESTAFF, INC.

By:	/s/ Dirk A. Sodestrom
Name: Dirk A. Sodestrom
Title:	Senior Vice President and Chief Financial Officer

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined or used in the Code, or the Companies Act, as applicable, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Additional Subordinated Debt” means Indebtedness of Westaff (USA) not to exceed $10,000,000 at any time outstanding that is subordinated to the Obligations in all respects in a manner and on terms satisfactory to the US Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Advance” means any US Revolving Credit Advance, UK Revolving Credit Advance or Swing Line Advance, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude each Agent and each Lender.

“Agent” means either of US Agent or UK Agent and/or Security Trustee, and “Agents” means both of them.

“Aggregate Borrowing Base” means, as of any date of determination, an amount equal to (i) the sum of the US Borrowing Base and the US Dollar Equivalent of the UK Borrowing Base less (ii) any Reserves except to the extent already deducted therefrom.

“Agreement” means the Multicurrency Credit Agreement by and among Borrowers, the other Credit Parties party thereto, GE Capital, as US Agent and US Revolving Lender, and as UK Agent and UK Revolving Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Agent” means (a) with respect to matters relating to any US Borrower, the Term Borrower, the US Borrowing Base, the US Revolving Credit Advances, the US Revolving Loan, Swing Line Loans, Letters of Credit and the Term Loans (or any Guaranties of such Obligations), the US Agent, and (b) with respect to matters relating to the UK Borrower, the UK Borrowing Base, the UK Revolving Credit Advances and the UK Revolving Loan (or any Guaranties of such Obligations), the UK Agent.

“Applicable Agent’s Liens” means the Liens in the Collateral granted to the Applicable Agent, for the benefit of the Applicable Agent and the Lenders, pursuant to the Agreement and the other Loan Documents.

“Applicable Borrower” means (a) with respect to matters relating to US Revolving Credit Advances, the US Revolving Loan, Swing Line Loans, Letters of Credit and the US Borrowing Base, the US Borrowers (or any of them), (b) with respect to matters relating to the Term Loan, the Term Borrower and (c) with respect to matters relating to the UK Revolving Credit Advances, the UK Revolving Loan and the UK Borrowing Base, the UK Borrower.

“Applicable Currency” means as to any Loan or other Obligation or any payment thereof, Dollars or Pounds Sterling in which the Loan or such other Obligation is denominated or payable.

“Applicable Index Rate” for any day, means the US Index Rate or the UK Index Rate, as applicable, then in effect for such day.

“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

“Applicable Lenders” means (a) with respect to matters relating to US Revolving Credit Advances, the US Revolving Loan, the Term Loan, Swing Line Loans or Letters of Credit, (or any Guaranties of such Obligations) the US Revolving Lenders, (b) with respect to matters relating to the Term Loan (or any Guaranties of such Obligations), the Term Lenders and (c) with respect to matters relating to the UK Revolving Credit Advances and the UK Borrowing Loan (or any Guaranties of such Obligations), the UK Revolving Lenders.

“Applicable Margins” means, collectively, the Applicable L/C Margin, the Applicable Revolver Index Margin, the Applicable Term Loan Index Margin, the Applicable Revolver LIBOR Margin.

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the US Index Rate applicable to the US Revolving Loan or Swing Line Loan, or in addition to the UK Index Rate applicable to the UK Revolving Loan, each as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the US Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Term Loan Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the US Index Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Australian Credit Party” means Westaff (Australia) Pty. Ltd., Western Personnel Services Pty. Ltd (Australia) and Western Temporary Services Pty. Limited (Australia).

“Australian Loan Documents” means the Australia Dollar Facility Agreement dated as of May 16, 2002 entered into by and among GE Australia, on behalf of itself and certain lenders, and Westaff Australia and the Debenture of even date therewith and all guaranties, promissory notes and other agreements and instruments executed and delivered in connection therewith.

“Authorized Officer” of (i) each US Borrower and Term Borrower means Dirk A. Sodestrom, Christa C. Leonard, Dwight S. Pedersen, or John P. Sanders and (ii) the UK Borrower means  Mohamed Ghanti or Patricia M. Newman; and in each case, any other officer designated to the Applicable Agent in writing from time to time as an Authorized Officer by the Applicable Borrower.

“Bank of America” means Bank of America, N.A.

“Bank Products” means any one or more of the following types of services or facilities extended to a Borrower by a Lender or any of its affiliates in reliance on such Lender’s agreement to indemnify such affiliate: (i) credit cards; (ii) cash management or related services, including automatic clearinghouse transfers of funds for the account of a Credit Party pursuant to agreement or overdrafts; (iii) controlled disbursement services; and (iv) foreign exchange contracts currency swap agreements, interest rate swap, cap or collar agreements or similar agreements designed to hedge currency interest rate risks.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower Representative” means Westaff (USA), Inc. in its capacity as Borrower Representative for US Borrowers and Term Borrower pursuant to the provisions of Section 1.1(e).

“Borrowers” and “Borrower” have the respective meanings ascribed thereto in the preamble to the Agreement; provided that upon its dissolution, each of WCA and WestLP shall cease to be a Borrower hereunder.

“Borrowing Availability” means as of any date of determination (a) as to the US Borrowers, the lesser of (i) the Maximum US Amount and (ii) the US Borrowing Base, in each case less the sum of the aggregate Revolving Loan and Swing Line Loan then outstanding to the US Borrowers or  (b) as to the UK Borrower, the lesser of (i) the Maximum UK Amount and (ii) the UK Borrowing base, in each case less the sum of the Revolving Loan outstanding to the UK Borrower; provided that an Overadvance in accordance with Section 1.1 may cause the Revolving Loan and, in the case of the US Borrowers, the Swing Line Loan to exceed the US Borrowing Base or the UK Borrowing Base of the Applicable Borrower by the amount of such permitted Overadvance.

“Borrowing Base” means, as the context may require, the US Borrowing Base, and the UK Borrowing Base or any such Borrowing Base.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by each Borrower in the form attached to the Agreement as Exhibit 4.1(b).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of  California and/or New York and (a) in reference to LIBOR Loans or UK Revolving Loans means any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Equivalents” has the meaning ascribed to it in Annex B.

“Cash Management Systems” has the meaning ascribed to it in Section 1.7.

“Change of Control” means any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 50% or more of the issued and outstanding shares of capital Stock of Parent having the right to vote for the election of directors of Parent under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the Stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Parent ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding capital Stock of each US Borrower, Term Borrower or UK Borrower, or Westaff Australia or (d) any US Borrower, Term Borrower, UK Borrower or Westaff Australia ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries that is a Credit Party.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations of any Credit Party, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Closing Date” means May 17, 2002.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of California; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, any Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a United States jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of any Agent, on behalf of itself and any or all Lenders, to secure the Obligations of any Credit Party.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Share Charge, the UK Debenture, the Guaranties, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Mortgages, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations of any Credit Party.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means, as the context requires (a) that certain account of US Agent, account number  502-328-54 in the name of US Agent at Bankers Trust Company in

New York, New York ABA No. 021 001 033, Reference: CFN4698-Westaff and (b) that certain account of UK Agent, account number 60802697 in the name of UK Agent at Barclays Bank, London, Swift Code BARCGB22, Local Code 20 00 00, Treasury Code B962W, in each or such other account as may be specified in writing by the Applicable Agent as the “Collection Account.”

“Commitment Termination Date” means the earliest of (a) May 17, 2007, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero.

“Commitments” means (a) as to any Applicable Lender, the aggregate of such Lender’s  Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its US Revolving Loan Commitment) and Term Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its US Revolving Loan Commitment) and Term Loan Commitments, which aggregate commitments shall be Fifty-Nine Million Dollars ($59,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Companies Act” means the Companies Act 1985 of the United Kingdom, as the same may from time to time be enacted and in effect in the United Kingdom.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Concentration Accounts” has the meaning ascribed to it in Annex C.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between an Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of such Agent, on behalf of itself Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of such Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of the Applicable Agent by the applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Parent, each Borrower, and each Guarantor.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.4) through (6.19) in the Index to the Agreement.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$”  means lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of Parent organized under the laws of a State of the United States.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, and (vi) gains from foreign currency exchange adjustments, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management or employees of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, (vii) losses from foreign currency exchange adjustments, and (viii) write-down of good will, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person without duplication: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Eligible Accounts” has the meaning ascribed to it in Section 1.6.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.

§§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan or Foreign Pension Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be presumptively true, absent manifest error.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fees” means any and all fees payable to any Agent or any Lender or L/C Issuer pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Officer” means a chief financial officer, treasurer or controller.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Parent and its Subsidiaries delivered in accordance with Section 3.4 and Annex E.

“Fiscal Period” means any of the 13 four-week accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, the first three of which comprise 12 weeks and the fourth of which comprises 16 or 17 weeks.

“Fiscal Year” means any of the annual 52 or 53 week accounting periods of Borrowers ending on the Saturday nearest the end of October of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of (a) EBITDA less Capital Expenditures during such period less an amount equal to income taxes paid in cash net of cash tax refunds received (but in no case shall such amount be less than zero) during such period to (b) Fixed Charges.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Pension Plan” means any plan, scheme, fund or other similar program established, maintained or contributed to outside the United States by any Credit Party primarily for the benefit of employees of the Credit Party residing or working outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the IRC.

“Franchise Agreements” means those certain Franchise Agreements entered into from time to time between any of the Borrowers and franchisees, a form of which is set forth in Disclosure Schedule 3.26.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long–term debt, revolving credit and short–term debt extendible beyond one year at the option of the debtor, and also including,  in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Australia” means GE Capital Finance Pty Limited.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of April 12, 2002, among GE Capital and Borrowers with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know–how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included  in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the Parent Guaranty, each US Subsidiary Guaranty, and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations of any Credit Party.

“Guarantors” means Parent, each US Borrower (in its capacity as a guarantor of the Obligations of Term Borrower, the other US Borrowers and UK Borrower), Westaff (GP), Inc., Westaff (LP), Inc., Term Borrower (in its capacity as a guarantor of the Obligations of the US Borrowers and UK Borrower), Western Medical Services, Inc., Mediaworld International, and each other Person, if any, that executes a guaranty or other similar agreement in favor of any Agent, for itself and the ratable benefit of any Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by–product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the US Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.12.

“Indemnified Person” has the meaning ascribed to in Section 1.12.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the US Index Rate or the UK Index Rate.

“Insolvency Laws” means any of the Bankruptcy Code or the Insolvency Act 1986 of the United Kingdom, each as now or hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar laws of any jurisdiction.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) as to any Index Rate Loan to US Borrowers or Term Borrower, the first Business Day of each month to occur while such Loan is outstanding,

(b) as to any Index Rate Loan to UK Borrower, the first Business Day of each month to occur while such Loan is outstanding, and (c) as to any LIBOR Loan, the last day of  the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.  Notwithstanding the foregoing, interest on the UK Revolving Loans shall accrue but shall not be due until the earlier of (x) the date which is ninety (90) days after the Closing Date and (b) UK Borrower’s receipt of a tax clearance certificate permitting payments to be made without tax withholding, and on such date all accrued interest shall be paid to the UK Agent for the benefit of the UK Revolving Lenders.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“L/C Issuer” has the meaning ascribed to it in Annex B.

“L/C Sublimit” has the meaning ascribed to it in Annex B.

“Lenders” means GE Capital the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations held by it, such term shall include any assignee of such Lender.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by US Agent and US Revolving Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by US Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by US Agent or US Revolving Lenders thereupon or pursuant thereto.

“Letters of Credit” means documentary or standby letters of credit issued for the account of US Borrower by any L/C Issuer, and bankers’ acceptances issued by a US Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower Representative’s irrevocable notice to US Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)           any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end 2 LIBOR Business Days prior to such date;

(c)           any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)           Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)           Borrower Representative shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by US Agent equal to:

(a)           the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to US Agent and Borrower Representative.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.11.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, each Letter of Credit application, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, any Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to any Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan, the Swing Line Loan and the Term Loan.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“Margin Stock” has the meaning ascribed to in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Borrower or the Borrowers and the Credit Parties, taken as a whole, (b) any Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement or the Guarantors’ joint and several ability to pay any Obligations under any of the Guaranties, (c) the Collateral or the Applicable Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) any Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in costs and/or liabilities or loss of revenues, individually or in the aggregate, to any Credit Party in any 30-day period in excess of 10% of the lesser of the Maximum Amount and the Aggregate Borrowing Base at any date of determination shall constitute a Material Adverse Effect.

“Maximum Amount” means, as of any date of determination, the US Dollar Equivalent of $54,000,000, as such amount may be reduced in accordance with the Agreement.

“Maximum UK Amount” means the US Dollar Equivalent of $4,000,000 in Pounds Sterling (or £2,740,289.10) as determined by reference to the Spot Rate two Business Days prior to the Closing Date (or $1.4597/£), as such amount may be reduced in accordance with the Agreement.

“Maximum US Amount” means $50,000,000, as such amount may be reduced in accordance with the Agreement.

“Mortgaged Properties” has the meaning assigned to it in Annex D.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to US Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to US Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the Revolving Notes, the Swing Line Notes and the Term Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means, with respect to any Credit Party, all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by such Credit Party to any Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in any Insolvency Proceeding, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees, liabilities (including fees and charges) with respect to Bank Products and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Overadvance” has the meaning ascribed to it in Section 1.1(a)(iii) and Section 1.1(c)(iii), as applicable.

“Parent” has the meaning ascribed thereto in the recitals to the Agreement.

“Parent Guaranty” means the guaranty of even date herewith executed by Parent in favor of Agents and Lenders.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of the Applicable Agent by the applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Payment Account” means each bank account established pursuant to the Security Agreement or the UK Debenture to which the proceeds of Accounts and other Collateral are deposited or credited, and which is maintained in the name of the Applicable Agent or the Applicable Borrower, as the Applicable Agent may determine, on terms acceptable to the Applicable Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workers’ compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate and which are either unperfected or are being contested in good faith in accordance with Section 5.2(b); (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business, so long as such Liens attach do not at any time attach to Accounts; (f) deposits securing, or in lieu of, surety, performance, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of the Applicable Agent, on behalf of the Applicable Lenders; (j) the Financing Statement listing WMS, as debtor, and DVI Business Credit Corporation and Intrepid U.S.A., Inc., as Secured Parties, filed with the Secretary of State of the State of California on October 18, 1999 (file number 9929460570); (k) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement; and (l) the Lien on Bank of America Account 21228977 and amounts therein securing the liabilities of US Borrower to the State of Washington for worker’s compensation; provided however, that amounts in such account shall at no time exceed $750,000.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Pledge Agreements” means, collectively, the Pledge Agreement, and the Share Charge, each of even date herewith entered into by and among US Agent, on behalf of itself and Lenders, and the Credit Parties that are signatories thereto.

“Pounds Sterling” and “£” each mean lawful currency of the United Kingdom.

“Preferential Debts” has the meaning specified in Section 386 of the Insolvency Act of 1986 of the United Kingdom.

“Prior Claims” means all Liens created by applicable laws (in contrast to those granted voluntarily) which rank or are capable of ranking prior or pari passu with the Applicable Agent’s Liens against all or part of the Collateral, including for amounts owing for vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, corporate taxes, realty taxes, business taxes, workers’ compensation, pension plan or fund obligations and overdue rents.

“Prior Lenders” means collectively (a) Bank of America, N.A. and the other lenders which are parties to the Credit Agreement dated as of March 4, 1998, as amended and (b) National Westminster Bank plc.

“Prior Lender Obligations” means (i) all obligations and liabilities of the Credit Parties under the Credit Agreement dated as of March 4, 1998 among Westaff (USA), Western Medical Services, Inc., certain lenders and Bank of America, N.A., as agent, as amended, and (ii) all obligations and liabilities of UK Borrower under its credit facility with National Westminster Bank plc, and (iii), in each case, all associated documents, instruments and agreements.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower or Guarantor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Borrower or Guarantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Borrower or Guarantor against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, any claim of any Borrower or Guarantor against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Borrower or Guarantor against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distribution and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of Parent and its Subsidiaries as of April 20, 2002 after giving pro forma effect to the Related Transactions.

“Projections” means Borrowers’ forecasted consolidated and consolidating (on a basis reasonably acceptable to the Lenders):  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, and otherwise consistent with the historical Financial Statements of the Parent and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the US Revolving Loan, the percentage obtained by dividing (i) the US Revolving Loan Commitment of that Lender by (ii) the aggregate US Revolving Loan Commitments of all Lenders, (b) with respect to the UK Revolving Loan, the percentage obtained by dividing (i) the UK Revolving Loan Commitment of that Lender by (ii) the aggregate UK Revolving Loan Commitments of all Lenders, (c) with respect to the Term Loan(s), the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, (and in the case of  clauses (a), (b) or (c) as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1) and with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (f) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate US Dollar Equivalent of the outstanding principal balance of the Loans held by that Lender, by (ii) the US Dollar Equivalent of the outstanding principal balance of the Loans held by all Lenders.

“Qualified Assignee” means (a) any Qualifying Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and

(b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person determined by any Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualifying Lender” has the meaning ascribed to it in Section 1.14.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations and the Senior Notes on the Closing Date and the repayment by UK Borrower and Westaff Australia of intercompany loans from US Borrower.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(d)(iii).

“Related Transactions” means the initial borrowings under the Revolving Loan and the Term Loan on the Closing Date, the Refinancing, the issuance of the Subordinated Notes, the initial borrowings under the Australian Loan Documents, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Subordinated Notes, the Australian Loan Documents, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in excess of amounts permitted under law in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of all Loans.

“Requisite Revolving Lenders” means Lenders having (a) more than 66 2/3% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Revolving Loan

“Reserves” means (a) reserves established by the Applicable Agent from time to time in respect of Preferential Debts or Prior Claims, (b) reserves established pursuant to Section 5.4(c), (c) any reserve established for payroll taxes; (d) any reserve for UK Value Added Taxes, and (e) such other reserves against Eligible Accounts or Borrowing Availability of the Applicable Borrower that the Applicable Agent may, in its reasonable credit judgment, establish from time to time.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of the Applicable Agent’s credit judgment.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

 “Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revenue Week Account” means an Account for which the services have been performed and accepted by the customer (as evidenced by an approved time card) but for which an invoice has not been issued; provided that each Revenue Week Account shall cease to be an Eligible Account upon the earlier of (x) seven (7) days after the receipt of the approved time card or (y) the issuance of an invoice for such Account.

“Revolving Credit Advance” means any US Revolving Credit Advance or UK Revolving Credit Advance.

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the sum of (i) the US Dollar Equivalent of the aggregate amount of Revolving Credit Advances outstanding to Borrowers plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of US Borrowers.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Applicable Lender, the aggregate, the commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Applicable Lenders, the aggregate the commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be the US Dollar Equivalent of Fifty-four Million Dollars ($54,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Notes” means, collectively, the US Revolving Notes and the UK Revolving Notes.

“Security Agreement” means the Security Agreement of even date herewith entered into by and among US Agent, on behalf of itself and  Lenders, and each Credit Party that is a signatory thereto.

“Security Trustee” means the UK Agent as the Security Trustee for the UK Revolving Lenders under the Collateral Documents to which the UK Borrower is a party.

“Senior Notes” means the notes, in the aggregate original principal amount of $30,000,000 issued under the Note Purchase Agreement dated May 15, 1998, as amended.

“Senior Noteholders” means the holders of the Senior Notes.

“Share Charge” means the Share Charge between Term Borrower and the Security Trustee, on behalf of the Lenders, with respect to the Shares of UK Borrower.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent”  means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.  In calculating whether any Person is Solvent, such calculation shall include any rights of contribution or subrogation such Party may have as a joint and several obligor or guarantor under common law, statute or agreement.  Notwithstanding the foregoing, with respect to the UK Borrower, “Solvent” means that such company is not insolvent within the meaning of the Insolvency Act of 1986.

“Spot Rate” for any Applicable Currency means the rate quoted by the Applicable Agent as the spot rate for the purchase by the Applicable Agent of the Applicable Currency with Dollars, or of Dollars with the Applicable Currency, as the case may be, at approximately 9:00 a.m. (Applicable Agent’s local time) on such date as of which the foreign exchange computation is made for delivery two Business Days later.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means the Indebtedness of Westaff (USA) evidenced by the Subordinated Notes.

“Subordinated Notes” means (a) that certain Unsecured Subordinated Note due August 17, 2007 issued by Westaff (USA) in favor of Dwight S. Pedersen in an aggregate original principal amount of $1,000,000, together with (b) that certain Amended and Restated Unsecured Subordinated Note due August 17, 2007 issued by Westaff (USA) in favor of Robert W. Stover in original principal amount of $2,000,000.

 “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Parent or a Borrower.

“Supermajority Revolving Lenders” means Lenders having  (a) 80% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(d)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(d)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the US Revolving Loan Commitment of the Swing Line Lender, and which commitment shall be Ten Million Dollars ($10,000,000) on the Closing Date.

“Swing Line Lender” means GE Capital.

“Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to US Borrower.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(d)(ii).

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of an Agent or a Lender by the jurisdictions under the laws of which such Agent or such Lender is organized or conduct business or any political subdivision thereof.

“Term Borrower” has the meaning given that term in the preamble to the Agreement.

“Term Lenders” means those Lenders having Term Loan Commitments.

“Term Loan” has the meaning assigned to it in Section 1.1(b)(i).

“Term Loan Commitment” means (a) as to any Lender with a Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan Commitment, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Five Million Dollars ($5,000,000) on the Closing Date.  After advancing the Term Loan, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Term Loan.

“Term Note” has the meaning assigned to it in Section 1.1(b)(i).

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations (other than contingent indemnification obligations that survive the termination of this Agreement as to which no claim has been made) under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademark Security Agreements” means the Trademark Security Agreements in favor of the Applicable Agent executed by the applicable Credit Party.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b)

all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“UK Agent” means GE Capital in its capacity as UK Agent and Security Trustee for the UK Revolving Lenders or its successors appointed pursuant to Section 9.7.

“UK Borrower” has the meaning given that term in the preamble to the Agreement.

“UK Borrowing Base” means, as of any date of determination by UK Agent, from time to time, an amount equal to (a) up to 85% of the book value of UK Borrower’s Eligible Accounts (other than Revenue Week Accounts) in Pounds Sterling plus (b) up to 70% of the book value of UK Borrower’s Eligible Accounts consisting of Revenue Week Accounts; less (c) any Reserves established by UK Agent at such time.

“UK Debenture” means the Debenture of even date herewith entered into by and among UK Agent, as Security Trustee, and each Credit Party that is a signatory thereto.

“UK Index Rate” means, for any day, the rate of interest in effect for such day as published from time to time in The Wall Street Journal as the British “prime rate” under the heading “Foreign Prime Rates” in the “Money Rates” section of the Money & Investing section thereof or, if such rate is not so published, then as published for such date in any other reference source reasonably selected by the UK Agent.  Any change in the British prime rate shall take effect at the opening of business on the day specified in the publication of such change.  Each Interest Rate based upon the UK Index Rate shall be adjusted simultaneously with any change in the UK Index Rate.

“UK Revolving Credit Advance” has the meaning given that term in Section 1.1(c)(i) of the Agreement.

“UK Revolving Lender” means GE Capital, the other Lenders named on the signature pages of the Agreement as UK Revolving Lenders and, if any such Lender shall decide to assign and/or transfer all or any portion of the rights and/or Obligations held by it as a UK Revolving Lender, such term shall include any such assignee of such Lender in accordance with Section 9.1 of the Agreement.

“UK Revolving Loan” means, at any time, the aggregate amount of UK Revolving Credit Advances outstanding.

“UK Revolving Loan Commitment” means (a) as to any UK Revolving Lender, the commitment of a UK Revolving Lender to make UK Revolving Credit Advances as set forth in Annex J to the Agreement or in the most recent Assignment Agreement executed by such UK Revolving Lender and (b) as to all UK Revolving Lenders, the aggregate commitment of all UK Revolving Lenders to make UK Revolving Credit Advances, which aggregate commitment shall be £2,740,300 on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

 “Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Unused Line Fee” has the meaning ascribed to it in Section 1.8(b).

“US Agent” means GE Capital in its capacity as Agent for US Revolving Lenders and Term Lenders or its successor appointed pursuant to Section 9.7.

“US Borrower” and “US Borrowers” have the meaning given these terms in the preamble to the Agreement; provided that upon its dissolution, each of WCA and WestLP shall cease to be a Borrower hereunder.

“US Borrowing Base” means, as of any date of determination by US Agent from time to time, an amount equal to (a) up to 85% of the book value of Eligible Accounts of US Borrowers (other than Revenue Week Accounts) plus (b) up to 70% of the book value of Eligible Accounts of US Borrowers consisting of Revenue Week Accounts, less (c) any Reserves established by US Agent at such time.

“US Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof; (b) as to any amount denominated in Pounds Sterling, the equivalent amount in Dollars as determined by the Agent at such time on the basis of the Spot Rate for the purchase of Dollars with Pounds Sterling on the most recent computation date.

“US Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the US Index Rate shall take effect at the time of such change in the US Index Rate.

“US Revolving Credit Advance” has the meaning given that term in Section 1.1(a)(i) of the Agreement.

“US Revolving Lender” means GE Capital, the other Lenders named on the signature pages of the Agreement as US Revolving Lenders and, if any such Lender shall decide to assign and/or transfer all or any portion of the rights and Obligations held by it as a US Revolving Lender in accordance with Section 9.1 of the Agreement, such term shall include any such assignee of such Lender.

“US Revolving Loan” means, at any time the aggregate amount of US Revolving Credit Advances outstanding, plus the amount of Letter of Credit Obligations then outstanding.

“US Revolving Loan Commitment” means (a) as to any US Revolving Lender, the commitment of a US Revolving Lender to make US Revolving Credit Advances as set forth in Annex J to the Agreement or in the most recent Assignment Agreement executed by such US Revolving Lender and (b) as to all US Revolving Lenders, the aggregate commitment of all US Revolving Lenders to make US Revolving Credit Advances, which aggregate commitment shall be Fifty Million Dollars ($50,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“US Subsidiary Guaranty” means the Guaranty of even date herewith executed by each of Westaff (GP), Inc., Westaff (LP), Inc., Western Medical Services, Inc. and Mediaworld International and any other Guaranty of the Obligations of any Borrower executed and delivered by any Subsidiary of Parent which is organized under the laws of the United States or any state thereof.

“WCA” means Westaff (CA), Inc.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Westaff Australia” means Westaff (Australia) Pty. Ltd.

 “Westaff Mexico” means Westaff de Mexico S.A. de C.V.

“Westaff Singapore” means Westaff (Singapore) Pte. Ltd.

“Westaff (USA)” means Westaff (USA), Inc.

“Western NZ” means Western Staff Services (NZ) Limited.

“Western Staff Services” means Western Staff Services Ltd. (UK).

“WestLP” means Westaff Limited Partnership, a Delaware limited partnership.

“WMS” means Western Medical Services, Inc., a California corporation.

“WMSNY” means Western Medical Services (NY), Inc., a New York corporation.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that an Authorized Officer of such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.